Filed Pursuant to Rule 424(b)(2)
File No. 333-188295 and
333-166766

Prospectus Supplement

(To the Prospectus, dated May 2, 2013)

Allied Nevada Gold Corp.

14,000,000 Shares

Common Stock

We are offering 14,000,000 shares of our common stock. Our common stock is traded on the NYSE MKT LLC (the “NYSE MKT”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “ANV.” On May 8, 2013, the last reported closing price for our common stock was $9.74 per share on the NYSE MKT and Cdn$9.79 per share on the TSX.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and “Risk Factors” on page 2 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in our common stock.

	Per Share	Total
Public offering price	$10.75	$150,500,000
Underwriting discounts and commissions	$0.5375	$7,525,000
Proceeds, before expenses, to Allied Nevada Gold Corp.	$10.2125	$142,975,000

The offering price of the common stock will be payable in U.S. dollars. All of the net proceeds of this offering will be paid to us by the underwriters in U.S. dollars.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common stock is being offered on a bought deal basis by Dundee Securities Ltd. and Cormark Securities Inc. (collectively, the “underwriters”).

The underwriters have the option, exercisable in whole or in part at any time up to 30 days after the closing of the offering, to purchase up to an additional 2,100,000 shares of our common stock.

The underwriters expect to deliver the shares of common stock to investors on or about May 17, 2013.

Dundee Securities Ltd.	Cormark Securities Inc.

The date of this prospectus supplement is May 9, 2013.

In making your investment decision, you should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

Allied Nevada Gold Corp. is a Delaware corporation. Our principal executive offices are located at 9790 Gateway Drive, Suite 200, Reno, Nevada 89521 and our telephone number at that address is (775) 358-4455. Our website is located at http://www.alliednevada.com. Our website and the information contained on our website are not part of this prospectus supplement, and you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus when making a decision as to whether to invest in our common stock.

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About this Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described in this prospectus supplement and the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus supplement and the accompanying prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

This prospectus supplement and the accompanying prospectus contain summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “Allied Nevada,” “ANV,” “our company,” “us,” “we,” and “our” refer to Allied Nevada Gold Corp. and its consolidated subsidiaries. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

Currency and Exchange Rate Information

Unless otherwise indicated, all references to “$” or “dollars” in this prospectus supplement and the accompanying prospectus refer to United States dollars. References to “Cdn$” in this prospectus supplement and the accompanying prospectus refer to Canadian dollars.

The noon rate of exchange on May 8, 2013, as reported by the Bank of Canada for the conversion of Canadian dollars to U.S. dollars, was Cdn$1.00 equals $0.9977.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC, all as may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements, including but not limited to such things as:

•	our future business strategy, plans and goals;

•	future gold and silver prices;

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•	our estimated future capital expenditures, construction, and other cash needs and expectations as to the funding or timing thereof;

•	our expansion expectations, including with respect to the Hycroft Mine and Hasbrouck/Three Hills properties;

•	our expectations regarding the growth of our business and our estimates of mineral reserves and mineralized material;

•	the economic potential of the sulfide mineralization and milling project at the Hycroft Mine;

•	the preliminary economic assessment at the Hasbrouck property;

•	the anticipated results of the exploration drilling programs at our properties;

•	our production estimates;

•	our expectations regarding gold and silver recovery;

•	our estimated future sales and cost of sales;

•	our anticipated cash flows, cash operating costs and adjusted cash costs[1]; and

•	the availability, terms and costs related to future borrowing, debt repayment, and equity funding.

The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, “will”, “would”, “could”, “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions identify forward-looking statements. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefit of the “safe harbor” provisions of such laws. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. Important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, but are not limited to:

•	volatile market prices of gold and silver;

•	risks related to the heap leaching process at the Hycroft Mine, including but not limited to gold recovery rates, gold extraction rates, and the grades of ore placed on our leach pads;

•	uncertainties concerning estimates of mineral reserves and mineralized material, and grading;

•	our ability to achieve our estimated production rates and stay within our estimated operating costs;

•	uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

•	the commercial success of our exploration and development activities;

•	declines in our gold and silver production;

•	an increase in the cost or timing of new projects;

•	the inherently hazardous nature of mining activities, including operational, geotechnical and environmental risks;

•	potential challenges to title in our mineral properties;

•	cost of compliance with current and future government regulations, including those related to environmental protection, mining, health and safety, corporate governance and public disclosure;

•

potential operational and financial effects of current and proposed federal and state regulations related to environmental protection and mining, and the exposure to potential liability created by such regulations;

•	our inability to insure against all risks associated with our business;

[1]	The term “adjusted cash costs” is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” in this prospectus supplement.

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•	changes in the cost or supply of energy or commodities used in our operations;

•	availability of equipment or supplies;

•	our ability to attract and retain personnel;

•	our reliance on third party contractors;

•

risks associated with the expansion of our operations, including those associated with our review of our Hycroft Mine expansion project and other risks relating to any future acquisitions or joint ventures;

•	potential conflicts of interests that may arise through some of our directors’ involvement with other natural resources companies;

•	uncertainties related to our ability to find and acquire new mineral properties;

•	our ability to manage our growth;

•	our current intention not to use forward-sale arrangements;

•	intense competition within the mining industry;

•	our ability to raise additional capital on favorable terms or at all; and

•	risks associated with our substantial level of indebtedness.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in our forward-looking statements, please see the risk factors discussed in “Risk Factors” in this prospectus supplement, “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other filings with the SEC. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In addition, even if our results, performance or achievements are consistent with the forward looking statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures

We use the term “adjusted cash costs” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This is a supplemental financial measure that is not prepared in accordance with, and has no standardized meaning under, generally accepted accounting principles in the United States of America (“GAAP”). In addition, our measurement of adjusted cash costs used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may not be comparable to those of other

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companies. The presentation of adjusted cash costs is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of our mining operations and ability to generate cash flows over multiple periods. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Adjusted cash costs is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the performance of our mining operations and ability to generate cash flows over multiple periods.

Please see the financial statements and related notes thereto incorporated by reference in this prospectus supplement for additional information on adjusted cash costs.

The table below presents a reconciliation between non-GAAP adjusted cash costs to total cost of sales (GAAP) for the years ended December 31, 2012, 2011, and 2010 and for the three months ended March 31, 2013 and 2012 (in thousands, except ounces sold):

	Years ended December 31,			Three months ended March 31,
	2012	2011	2010	2013	2012
Total cost of sales	$109,492	$63,029	$64,685	$25,648	$17,139
Less:
Depreciation and amortization	(14,594)	(6,984)	(6,972)	(3,846)	(2,000)
Silver revenues	(21,712)	(12,983)	(4,842)	(5,218)	(4,334)

Total adjusted cash costs	$73,186	$43,062	$52,871	$16,584	$10,805
Gold ounces sold	114,705	88,191	102,483	27,256	20,347
Adjusted cash costs per ounce	$638	$488	$516	$608	$531

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Summary

The following summary contains basic information about us and this offering. It does not contain all the information about our business or the offering that you should consider before investing in our common stock. You should carefully read (and the following summary is subject to and qualified by) the entire prospectus supplement (including Schedule ‘A’) and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the information presented under the heading “Risk Factors,” our financial statements, the notes to those financial statements and the other financial information included elsewhere in this prospectus supplement. For a discussion of industry terms, see “Glossary.”

Company overview

We are a U.S.-based gold and silver producer focused on mining, development, and exploration properties in the state of Nevada. We were incorporated under the laws of Delaware on September 14, 2006 and until May 10, 2007 were a wholly-owned subsidiary of Vista Gold Corp., a corporation incorporated under the laws of the Yukon Territory, Canada. We commenced our operations on May 10, 2007, following Vista’s transfer to us of its Nevada-based mining properties and related assets.

Our operating mine, the Hycroft Mine, is an open-pit gold and silver heap leach operation located 54 miles west of Winnemucca, Nevada. In 2008, we restarted mining operations at the Hycroft Mine and are undergoing expansion projects to implement oxide and sulfide mineralization processing capabilities which will provide staged production increases. As of December 31, 2012, we had reported a proven and probable mineral reserve at the Hycroft Mine of 11.9 million ounces of gold and 509.6 million ounces of silver. In 2012, the Hycroft Mine produced 136,930 ounces of gold and 794,097 ounces of silver. The Hycroft Mine is our only material property for the purposes of Canadian National Instrument 43-101. See “Schedule ‘A’ Technical Report Summary” for detailed information with respect to the Hycroft Mine.

In addition to the Hycroft Mine, we have six properties which have reported other mineralized material and approximately 90 other early stage exploration properties. On an ongoing basis, we evaluate our exploration portfolio to determine ways to increase the value of these properties.

The Hycroft Mine, all of our mineral properties, and our corporate office are all located in the state of Nevada. Allied Nevada’s corporate headquarters is located at 9790 Gateway Drive, Suite 200, Reno, Nevada 89521.

Hycroft Mine

Hycroft expansion projects

We are undergoing expansion projects at the Hycroft Mine to implement oxide and sulfide mineralization processing capabilities which will provide staged production increases. Ongoing expansion projects at the Hycroft Mine include the following:

•	increasing the mining rate through larger capacity haul trucks, shovels, and production drills;

•	expanding leach pad operations through increased pad size, additional solution processing capacity, and the addition of a gyratory crusher to enhance the exposure of ore to the leach process;

•	constructing a mill to process transitional and sulfide mineralization; and

•	upgrading infrastructure items to handle the milling demands, including power transmission and distribution and the construction of a railroad spur and an employee housing project.

The mining industry as a whole has been largely impacted by the recent volatility in metal prices. We are currently undergoing a review of the mill’s construction timing and size. Our plans to complete and operate a 130,000 ton per day (“tpd”) mill by early 2015 are under review. Currently we believe there is value in phasing construction of the mill starting with a 75,000 tpd plant in 2015 and increasing to 130,000 tpd once the initial phase is operating according to plan. We expect that, once engineering is optimized, we will be able to show lower capital costs, initially processing only higher grade oxide and transition ore through the mill, leaching that ore on site and only producing sulfide concentrate as per demand. We are currently evaluating a number of options for onsite beneficiation of that concentrate. At this time, we do not have an updated timing, scope, or capital cost estimate for the staged mill scenario or revised long term projections and estimates of production and cost arising from the staged mill scenario. We expect the reserves will be unaffected and remain as stated in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement.

The capital cost estimate for the previously announced expansion project is expected to be $1.24 billion. As of March 31, 2013, we had spent or committed $723.5 million, which represents approximately 58% of the total capital estimate. Included in the $723.5 million spent or committed at March 31, 2013 were purchase obligations totaling $315.7 million, a portion of which are expected to be financed through capital leases. We estimated that 2013 capital expenditures at the Hycroft Mine for the expansion projects will total approximately $394.9 million; however, such amount may change if we determine our expansion project will include a stage with a smaller than originally planned mill, which, as discussed above, is currently being analyzed by us. The following sections provide additional detail on the Hycroft Mine expansion projects.

Increasing the Mining Rate

The mining equipment required for the expansion projects has been arriving at site since late 2010 and will continue to be delivered through 2014. The expansion requires us to increase the annual mining rate to 94 million tons by the end of 2013. As of April 2013, we had commissioned 31 320-ton Komatsu haul trucks, including nine received in 2013. Other major additions to mobile equipment in 2013 are the first two (of three) wire rope shovels. The first wire rope shovel is expected to be operational ahead of schedule in May 2013 and the second one is expected to become operational in the latter half of 2013.

Expanding Leach Pad Operations

To accommodate the increased mining rate our leach pad processing capabilities are being expanded. As of December 31, 2012, our leach pad capacity was 12.0 million square feet and we expect such capacity to increase during 2013 to 20.0 million square feet with the completion of the new North Leach Pad, which we expect to begin stacking ore on by the end of the second quarter of 2013. During the first quarter of 2013, we continued construction on the primary, secondary, and tertiary crushers and expect to commission the gyratory crusher in the middle of the third quarter of 2013. The new 21,500 gpm Merrill-Crowe processing facility remains on track to be commissioned in the third quarter of 2013, which would bring our total solution processing capacity to 33,000 gpm.

Mill Construction

The mill will be used to process the higher grade oxide and transitional ores and the sulfide ore. We currently expect the mill to have a design capacity allowing for the processing of 130,000 tons of ore per day through a crush-grind-float-leach flowsheet. In the first quarter of 2013, we continued excavation of the facility location, allowing us to begin construction of the building foundation in the second half of 2013; however, as discussed above, the timing and staging of the mill construction is currently undergoing a review. The Company has ordered long-lead time items critical to the construction schedule, which are currently expected to arrive as scheduled. To date, the major long-lead components that have been ordered include SAG mills and motors, ball mills and motors, a regrind mill, flotation cells, thickeners, and pumps.

Infrastructure Upgrades

Our expansion plans require that we upgrade the infrastructure at the Hycroft Mine, including the power transmission and distribution system, to handle demands of the mill and electric wire rope shovels and construction of a rail spur. Additionally, we are building a housing development in Winnemucca, Nevada for our current and future workforce, which we plan to rent and/or sell to our employees. We have completed the first six homes and one townhouse, of which we have executed sales contracts to sell four such homes to employees.

2013 Outlook

In 2013, we expect to sell approximately 225,000 to 250,000 ounces of gold and 1.5 million to 1.8 million ounces of silver. Sales in the first half of the year are expected to be approximately 90,000 to 100,000 ounces of gold, increasing in the second half of the year. We expect to move 94.1 million tons of material, including 46.5 million tons of ore at average grades of 0.012 oz/ton gold and 0.25 oz/ton silver. With the operation of the two wire rope shovels, one of which is expected to be commissioned during the second quarter and the other in the latter half of the year, the mining rate for the first half is expected to average 200,000 tons per day and is expected to increase to average 290,000 tons per day in the second half. The overall strip ratio for 2013 is expected to be 0.6:1.

A number of critical projects must be completed to achieve the higher end of the stated guidance range of metal sales. The stated guidance assumes there will be no material delays in the start-up of the North Leach Pad, new Merrill-Crowe facility or operation of additional mobile equipment. Adjusted cash costs1 for 2013 are expected to be in the range of $665 to $685 per ounce (with silver as a by-product credit), which is an increase from our previously expected range.

Capital expenditures in 2013 are expected to total approximately $394.9 million, of which $130.8 million are expected to be financed with capital leases. Of the $394.9 million in capital expenditures expected in 2013, $27.5 million is for sustaining capital and the remainder is to advance the Hycroft Mine expansion project and includes equipment, infrastructure, engineering, permitting, and support programs. Major additions to mobile equipment in 2013 include nine haul trucks and the first two wire rope shovels, which are expected to become operational in the second quarter and third quarter, respectively. We also expect to advance funds for the third wire rope shovel in 2013.

We have begun stacking ore on the new North Leach Pad as of the beginning of May 2013. In addition, the gyratory crushing system and 21,500 gpm Merrill-Crowe facility are expected to come online in the third quarter of 2013.

[1]	The term “adjusted cash costs” is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” in this prospectus supplement.

The Offering

The following summary contains basic information about our common stock and this offering.

Issuer	Allied Nevada Gold Corp.

Common stock we are offering	14,000,000 shares

Over-allotment option	We have granted the underwriters a 30 day option, exercisable in whole or in part at any time up to 30 days after the closing of the offering, to purchase a maximum of 2,100,000 additional shares of our common stock to cover over-allotments, if any.

Issue price	$10.75 per share

Common stock to be outstanding after this offering(1)	103,887,966 shares

Use of proceeds(2)	We expect the net proceeds of this offering will be approximately $141,700,000(2) after deducting underwriting commissions and estimated expenses of the offering payable by us. We intend to use the net proceeds of this offering to fund capital expenditures for our Hycroft Mine expansion project and for general corporate purposes. See “Use of proceeds” in this prospectus supplement.

Risk factors	See “Risk Factors” beginning on page S-5 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

NYSE MKT and TSX symbol	“ANV”

(1)	The number of shares of common stock that will be outstanding after this offering is based on the 89,887,966 shares outstanding as of May 8, 2013 and excludes 600,000 shares reserved for issuance with respect to options granted under our 2007 Stock Option Plan, 1,198,394 shares issuable upon vesting of the same number of outstanding restricted stock units, 248,136 shares issuable upon vesting of the same number of deferred phantom units and 124,368 shares issuable upon vesting of the same number of deferred share units. The number of shares of common stock that will be outstanding after this offering does not reflect any issuances that may result from the over-allotment option granted to the underwriters.
(2)	Does not reflect any proceeds that may result from the exercise of the 2,100,000 share over-allotment option granted to the underwriters.

Risk Factors

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and in the accompany prospectus, and all of the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to purchase our common stock. The risks and uncertainties described below and in the accompanying prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

Risks related to our business

The market prices of gold and silver are volatile. A decline in gold and silver prices could result in decreased revenues, decreased net income or increased losses and decreased cash flows, and may negatively affect our business.

Gold and silver are commodities. Their prices fluctuate and are affected by many factors beyond our control, including interest rates, expectations regarding inflation, speculation, currency values, central bank activities, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. The prices of gold and silver may decline in the future. A substantial or extended decline in gold or silver prices would adversely impact our financial position, revenues, net income and cash flows, particularly in light of our current strategy of not engaging in hedging transactions with respect to gold or silver. In addition, sustained lower gold or silver prices may:

•	reduce revenues further through production declines due to cessation of the mining of deposits, or portions of deposits, that have become uneconomic at the then-prevailing gold or silver price;

•	reduce or eliminate the profit that we currently expect from ore stockpiles and ore on leach pads;

•	halt, delay or modify plans for the development of new and existing projects;

•	make it more difficult for us to satisfy and/or service our debt obligations;

•	cause us to recognize an impairment to the carrying values of mineral properties;

•	reduce funds available for exploration with the result that depleted reserves may not be replaced; and

•	reduce existing reserves by removing ores from reserves that can no longer be economically processed at prevailing prices.

For example, as a result of recent volatility in metal prices, we are currently undergoing a review of the Hycroft Mine mill’s construction timing and size, including our previously announced plans to complete and operate a 130,000 tpd mill by early 2015.

The estimation of the ultimate recovery of gold and silver from the Hycroft Mine, although based on standard industry sampling and estimating methods, is subjective. Actual recoveries may vary from our estimations.

Our Hycroft Mine utilizes the heap leach process to extract gold and silver from ore. The heap leach process extracts gold and silver by placing ore on an impermeable pad and applying a dilute cyanide solution that dissolves a portion of the contained gold and silver, which are then recovered in metallurgical processes. We use several integrated steps in the process of extracting gold and silver to estimate the metal content of ore placed on the leach pad. Although we refine our estimates as appropriate at each step in the process, the final amounts are not determined until a third-party smelter converts the doré and determines final ounces of gold and silver available for sale. We then review this end result and reconcile it to the estimates we developed and used throughout the production process. Based on this review, we adjust our estimation procedures when appropriate. Due to the complexity of the estimation process and the number of steps involved, among other things, actual recoveries can vary from estimates, and the amount of the variation could be significant and could have a material adverse impact on our financial condition and results of operations.

Each of these factors not only applies to our current and future operations at the Hycroft Mine, but will also apply to our Hasbrouck/Three Hills property and any future development of other properties not yet in production. In the case of mines that we may develop in the future, we will not have the benefit of actual experience in our estimates with respect to those mines, and there is a greater likelihood that actual results will vary from the estimates.

Reserve and other mineralized material calculations are estimates only, and are subject to uncertainty due to factors including metal prices, inherent variability of the ore and recoverability of metal in the mining process.

The calculation of mineral reserves, other mineralized material and grading are estimates and depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which may prove to be unpredictable. There is a degree of uncertainty attributable to the calculation of mineral reserves and corresponding grades. Until mineral reserves and other mineralized materials are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of mineral reserves and other mineralized materials and ore may vary depending on metal prices. Any material change in the quantity of mineral reserves, other mineralized materials, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, we can provide no assurance that gold recoveries or other metal recoveries experienced in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

We may not achieve our production estimates and our adjusted cash costs for our operations may be higher than our estimates.

We prepare estimates of future production and adjusted cash costs for our operations. We develop our estimates based on, among other things, mining experience, reserve and other mineralized material estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. All of our estimates are subject to numerous uncertainties, many of which are beyond our control. Our actual production may be lower than our production estimates and our actual adjusted cash costs may be higher than our adjusted cash costs estimates. For example, in the first quarter of 2013, due to uncommonly inclement weather experienced in January and increased mining costs due to the Hitachi shovel maintenance, our production costs and adjusted cash costs were higher than anticipated. While we believe that our estimates are reasonable at the time they are made, actual results will vary and such variations may be material. These estimates are necessarily speculative in nature, and it may be the case that one or more of the assumptions underlying such projections and estimates may not materialize. Investors are cautioned not to place undue reliance on the projections and estimates set forth in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference.

Our operations are subject to numerous governmental permits that are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed.

In the ordinary course of business we are required to obtain and renew governmental permits for our operations, including in connection with our mining and exploration plans at the Hycroft Mine and our exploration plan at our Hasbrouck/Three Hills property. We also need additional governmental permits in order to complete our expansion of the Hycroft Mine operations, including without limitation, permits to operate the milling facility, construct the tailings impoundment and allow mining below the water table. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving costly undertakings by us. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the permitting authority and intervention by third parties in any required environmental review. We may not be able to obtain or renew permits that are necessary to our operations on a timely basis or at all, and the cost to obtain or renew permits may exceed our estimates. Failure to comply with the terms of our permits may result in injunctions, fines, suspension or revocation of permits and other penalties. We can provide no assurance that we have been, or will at all times be, in full compliance with all of the terms of our permits or that we have all required permits. The costs and delays associated with compliance with these permits and with the permitting process could delay or stop us from executing our Hycroft Mine expansion project, proceeding with the operation or development of a property or increase the costs of development or production and may materially adversely affect our business, results of operations or financial condition.

We cannot be certain that our future exploration and development activities will be commercially successful.

Substantial expenditures are required to further explore our Hycroft and Hasbrouck/Three Hills properties, to establish reserves and other mineralized material through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties or the expansion of our existing projects, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot provide assurance that any reserves or other mineralized material discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. A number of factors, including costs, actual mineralization, consistency and reliability of ore grades and commodity prices, affect successful project development. The efficient operation of processing facilities, the existence of competent operational management, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development. There can be no assurance that our exploration and development programs, including the advancement of the Hycroft Mine oxide operation, the Hycroft milling feasibility study for the mill expansion project and the Hasbrouck preliminary economic assessment, will result in economically viable mining operations or yield new mineral reserves or other mineralized material.

Our gold and silver production may decline, reducing our revenues and negatively impacting our business.

Our future gold and silver production may decline as a result of an exhaustion of reserves and possible closure of mines. It is our business strategy to conduct gold and silver exploratory activities at the Hycroft Mine and the Hasbrouck/Three Hills property. We may also consider from time to time the acquisition of gold and silver mining properties and businesses or reserves that possess minable ore reserves that are capable of becoming operational in the near future. We can provide no assurance that our gold and silver production in the future will not decline. Accordingly, our revenues from the sale of gold and silver may decline, negatively affecting our results of operations.

Cost estimates and timing of our Hycroft expansion project and new projects is uncertain, which may adversely affect our expected production and profitability.

The capital expenditures and time required to develop and explore our properties, including the Hycroft Mine and the Hasbrouck/Three Hills property, are considerable and changes in costs, construction schedules or both, can adversely affect project economics and expected production and profitability. For example, we are currently undergoing a review of the Hycroft Mine mill’s construction timing and size, including our plans to complete and operate a 130,000 tpd mill by early 2015.

There are a number of factors that can affect costs and construction schedules, including, among others:

•	availability of labor, energy, transportation, equipment, and infrastructure;

•	changes in input commodity prices and labor costs;

•	fluctuations in currency exchange rates;

•	availability and terms of financing;

•	changes in anticipated tonnage, grade and metallurgical characteristics of the ore to be mined and processed;

•	recovery rates of gold and other metals from the ore;

•	difficulty of estimating construction costs over a period of years;

•	delays in completing any environmental review or in obtaining environmental or other government permits;

•	weather and severe climate impacts; and

•	potential delays related to social and community issues.

We currently recover gold and silver from oxide ores at the Hycroft Mine. The Hycroft milling feasibility study on the expansion project primarily relates to the economic potential of recovering metals from the sulfide mineralization at the Hycroft property. Oxide heap leach mining and the processing of sulfide ore is uncertain and, therefore, the costs and timing of the commencement of sulfide operations at the Hycroft Mine could vary greatly from our estimates.

Mining development, exploration, and processing operations pose risks and costs that may negatively impact our business.

Mining development, exploration, and processing operations involve many hazards and uncertainties, including, among others:

•	unusual and unexpected rock formations or water conditions;

•	seismic activity;

•	metallurgical or other processing problems;

•	ground or slope failures;

•	industrial accidents;

•	environmental contamination or leakage;

•	fires;

•	flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

•	organized labor disputes or work slow-downs;

•	mechanical equipment failure and facility performance problems; and

•	the availability of critical materials, equipment and skilled labor.

These occurrences could result in damage to, or destruction of, our properties or production facilities, personal injury or death, environmental damage, delays in mining or processing, increased production costs, asset write downs, monetary losses and legal liability, any of which could have an adverse effect on our results of operations and financial condition and adversely affect our projected development and production estimates.

We may be adversely affected by challenges relating to slope stability.

Our open pit mines get deeper as we mine them, presenting certain geotechnical challenges including the possibility of slope failure. If we are required to decrease pit slope angles or provide additional road access to prevent such a failure, our stated reserves could be negatively affected. Further, hydrological conditions relating to pit slopes, renewal of material displaced by slope failures and increased stripping requirements could also negatively affect our stated reserves. We have taken actions in order to maintain slope stability, but we cannot provide any assurances that we will not have to take additional action in the future or that our actions taken to date will be sufficient. Unexpected failure or additional requirements to prevent slope failure may negatively affect our results of operations and financial condition, as well as have the effect of diminishing our stated ore reserves.

There are uncertainties as to title matters in the mining industry. Any defects in such title could cause us to lose our rights in mineral properties and jeopardize our business operations.

Our mineral properties consist of private mineral rights, leases covering private lands, leases of patented mining claims and unpatented mining claims. Many of our mining properties in the United States are unpatented mining claims located on lands administered by the U.S. Bureau of Land Management (“BLM”), Nevada State Office to which we have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, and possible conflicts with other claims not determinable from descriptions of record. We believe a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, and this uncertainty is inherent in the mining industry.

The present status of our unpatented mining claims located on public lands allows us the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. We also are generally allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1994, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the Federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1994, through federal legislation restricting the BLM from accepting any new mineral patent applications. If we do not obtain fee title to our unpatented mining claims, we can provide no assurance that we will be able to obtain compensation in connection with the forfeiture of such claims.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert our management’s time from ongoing production, exploration and development programs.

Legislation has been proposed that could, if enacted, significantly affect the cost of our operations on our unpatented mining claims.

Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. A majority of our mining claims are on unpatented claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of our unpatented mining claims and the economics of our existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Changes in environmental regulations could adversely affect our cost of operations or result in operational delays.

The regulatory environment in which we operate is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. New environmental laws and regulations or changes in existing environmental laws and regulations could have a negative effect on exploration activities, operations, production levels and methods of production. We can provide no assurance that future changes in environmental laws and regulations will not adversely affect our current operations or future projects. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Our insurance may not cover all of the risks associated with our business.

Mining, development, exploration and processing operations involve risks which could interrupt or impair our ability to operate as planned, including:

•	environmental contamination;

•	metallurgical and other processing problems;

•	organized labor disputes or work slow-downs;

•	mechanical equipment failure and facility performance problems; and

•	availability of critical materials, equipment and skilled labor.

We cannot be certain that our insurance will cover all of the risks associated with mining and processing or that we will be able to maintain insurance to cover these risks at economically feasible premiums, which may increase our costs and decrease our profitability. We could also become subject to liability for hazards against which we cannot insure or against which we may elect not to insure, such as business interruption insurance which we have elected not to obtain, because of high premium costs or commercial impracticality. Such events could result in a prolonged interruption in operations that would have a negative effect on our ability to generate revenues, profits and cash flow. Losses from such events may increase costs and decrease profitability.

Changes in the cost or supply of energy or commodities used in operations may adversely affect the profitability of our operations and our financial condition.

Our mining operations and exploration activities are intensive users of energy. Our principal energy sources are electricity and diesel fuel. We rely upon third parties for our supply of energy resources consumed in our mining and exploration activities. Energy prices can be affected by numerous factors beyond our control, including global and regional supply and demand, political and economic conditions, and applicable regulatory regimes. The prices of various sources of energy may increase significantly from current levels. An increase in energy prices could materially and adversely affect our results of operations and financial condition.

Disruptions in the supply of our energy resources could temporarily impair our ability to produce gold and silver or delay our expansion projects. Some of our mining operations and exploration projects are in remote locations requiring the building of power lines and long distance transmission of power. In addition, our expansion plans at the Hycroft Mine require that we upgrade the power transmission and distribution system of the mine. A disruption in the transmission of energy, inadequate energy transmission infrastructure, delays in infrastructure upgrades or the termination of any of our energy supply contracts could interrupt our energy supply and adversely affect our operations or expansion projects.

Our production costs are also affected by the prices of commodities we consume or use in our operations, such as diesel fuel, lime, sodium cyanide and explosives. The prices of such commodities are influenced by supply and demand trends affecting the mining industry in general and other factors outside our control. Increases in the price for materials consumed in our mining and production activities could materially and adversely affect our results of operations and financial condition.

Environmental regulations could require us to make significant expenditures or expose us to potential liability.

To the extent we become subject to environmental liabilities, the payment of such liabilities or the costs that we may incur, including to remedy environmental pollution, would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations, and liquidity. If we are unable to fully remedy an environmental violation or release of hazardous substances, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy or corrective action. The environmental standards that may ultimately be imposed at a mine site can vary and may impact the cost of remediation. Actual remedial costs may exceed the financial accruals that have been made for such remediation. The potential exposure may be significant and could have a material adverse effect on our financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property or natural resources and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, which could lead to the imposition of substantial fines, remediation costs, penalties, injunctive relief and other civil and criminal sanctions. Substantial costs and liabilities, including those required to restore the environment after the closure of mines, are inherent in our operations. Although we believe that we are in substantial compliance with applicable laws and regulations, we cannot provide any assurance that any such law, regulation, enforcement or private claim will not have a negative effect on our business, financial condition or results of operations.

Our exploration and development operations are subject to extensive environmental regulations, which could result in the incurrence of additional costs and operational delays.

All phases of our operations are subject to extensive federal and state environmental regulation, including those enacted under the following laws:

•	Comprehensive Environmental Response, Compensation, and Liability Act;

•	The Resource Conservation and Recovery Act;

•	The Clean Air Act;

•	The National Environmental Policy Act;

•	The Clean Water Act; and

•	The Safe Drinking Water Act.

These environmental regulations require us to obtain various operating permits, approvals and licenses and also impose standards and controls relating to exploration, development and production activities. For instance, we are required to hold a Nevada Reclamation Permit with respect to the Hycroft Mine. This permit mandates concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. We have set up a provision for our reclamation bond at the Hycroft Mine. Compliance with this and other federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for investigation or cleanup of hazardous substances, payment of penalties for non-compliance or discharge of pollutants, and post-mining closure, reclamation and bonding, all of which could have an adverse impact on our financial performance and results of operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation.

Climate change could have an adverse impact on our cost of operations.

The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate. These climate changes may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of production at our mines and adversely affect the financial performance of our operations.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production. Such shortages could also result in increased constructions costs and cause delays in expansion projects.

Joint ventures and other partnerships may expose us to risks.

In the future, we may enter into joint ventures or other partnership arrangements with other parties in relation to the exploration, development and production of certain of the properties in which we have an interest. Joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions such as an increase or reduction of registered capital, merger, division, dissolution, amendments of constituting documents, and the pledge of joint venture assets, which means that each joint venture party may have a veto right with respect to such decisions which could lead to a deadlock in the operations of the joint venture or partnership. Further, we may be unable to exert control over strategic decisions made in respect of such properties, including our existing joint venture at our Maverick Springs property where we are a minority (45%) owner. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and therefore could have a material adverse effect on our results of operations, financial performance, and cash flows.

If we lose key personnel or are unable to attract and retain additional personnel, we may be unable to develop our business.

Our development in the future will be highly dependent on the efforts of key management employees, specifically, Robert Buchan, our Executive Chairman, President and Chief Executive Officer, Stephen Jones, our Executive Vice President and Chief Financial Officer, Randy Buffington, our Executive Vice President and Chief Operating Officer, and other key employees that we may hire in the future. Although we have entered into employment agreements with Mr. Jones and Mr. Buffington, we do not have and currently have no plans to obtain key man insurance with respect to any of our key employees. As well, we will need to recruit and retain other qualified managerial and technical employees to build and maintain our operations. If we are unable to successfully recruit and retain such persons, our development and growth could be significantly curtailed.

Our reliance on third party contractors to conduct a significant portion of our operations and construction projects exposes us to risks.

We contract with third party contractors for a significant portion of our operations and construction projects, including the crushing facility, the mill, and other ongoing expansion projects at the Hycroft Mine. At December 31, 2012, approximately 273 people were working as contractors in support of our expansion project and operations. As a result, our operations are subject to a number of risks, some of which are outside our control, including:

•	negotiating agreements with contractors on acceptable terms;

•	the inability to replace a contractor and its operating equipment in the event that either party terminates the agreement;

•	reduced control over those aspects of operations which are the responsibility of the contractor;

•	failure of a contractor to perform under its agreement;

•	interruption of operations or increased costs in the event that a contractor ceases its business due to insolvency or other unforeseen events;

•	failure of a contractor to comply with applicable legal and regulatory requirements, to the extent it is responsible for such compliance; and

•	problems of a contractor with managing its workforce, labor unrest or other employment issues.

In addition, we may incur liability to third parties as a result of the actions of our contractors. The occurrence of one or more of these risks could decrease our gold and silver production, increase our adjusted cash costs and adversely affect our results of operations and financial position.

To the extent that we seek to expand our operations and increase our reserves through acquisitions, we may experience issues in executing acquisitions or integrating acquired operations.

From time to time, we may examine opportunities to make selective acquisitions in order to expand our operations and reported reserves. The success of any acquisition would depend on a number of factors, including, but not limited to:

•	identifying suitable candidates for acquisition and negotiating acceptable terms for any such acquisition;

•	obtaining approval from regulatory authorities and potentially our stockholders;

•	maintaining our financial and strategic focus and avoiding distraction of management during the process of integrating the acquired business; and

•	implementing our standards, controls, procedures and policies at the acquired business.

There can be no assurance that we will be able to conclude any acquisitions successfully, or that any acquisition will achieve the anticipated synergies or other positive results. Any material problems that we encounter in connection with such an acquisition could have a material adverse effect on our business, operating results and financial condition.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of our directors are directors or officers of other natural resource or mining-related companies, or may be involved in related pursuits that could present conflicts of interest with their roles at Allied Nevada. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to our board of directors (and any applicable committees), should abstain from voting on the matter and, in most cases, should leave the meeting while the remaining directors discuss and vote on such matter. In appropriate cases, we will establish a special committee of independent directors to review a matter in which directors, or management, may have a conflict.

Compliance with current and future government regulations may cause us to incur significant costs.

Our operations are subject to extensive federal and state legislation governing matters such as mine safety, occupational health, labor standards, prospecting, exploration, production, exports, toxic and hazardous substances, explosives, management of natural resources, price controls, land use, water use, air emissions, waste disposal, environmental review and taxes. Compliance with this and other legislation could require us to make significant financial outlays. The enactment of new legislation or more stringent enforcement of current legislation may increase costs, which could have a negative effect on our financial position, results of operations, and liquidity. We cannot make assurances that we will be able to adapt to these regulatory developments on a timely or cost-effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions, including possible shut-downs of the Hycroft Mine or future operations, as applicable.

Our ability to find and acquire new mineral properties and our prospects for the future growth of our business are uncertain.

Because mines have limited lives based on proven and probable ore reserves, we are continually seeking to replace and expand our ore reserves. Identifying promising mining properties is difficult and speculative. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing gold and silver. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand current ore reserves through the acquisition of new mining properties or interests therein on terms we consider acceptable. As a result, our revenues from the sale of gold and silver may decline, resulting in lower income and reduced growth.

We do not currently use forward sale or other significant hedging arrangements to protect against gold and silver prices and commodity prices (other than related to a portion of our diesel costs) and, as a result, our operating results are exposed to the impact of any significant decrease in the price of gold or silver or any significant increase in commodity prices.

We do not currently enter into forward sales or other significant hedging arrangements to reduce the risk of exposure to volatility in commodity prices. Accordingly, our future operations are exposed to the impact of any significant decrease in gold or silver prices and any significant increase in commodity prices. If such prices change significantly, we will realize reduced revenues and increased costs. While it is not our current intention to enter into forward sales or other significant hedging arrangements, we are not restricted from entering into such arrangements at a future date.

We face intense competition in the mining industry.

The mining industry is intensely competitive. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable, which may adversely impact our growth and development. This, in turn, may adversely affect our financial condition and results of operations. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully attract and retain qualified employees, our exploration and development programs may be slowed down or suspended.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

We collect and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our employees, on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations, and damage our reputation, which could adversely affect our business.

We may be unable to raise additional capital on favorable terms or at all.

The exploration and development of our properties, including the advancement of the Hycroft Mine expansion project and the development of the Hasbrouck/Three Hills property, as well as any acquisitions we may make, will require significant capital investment. Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration activity, development or production on any of our properties or consummation of any acquisitions. We can provide no assurance that additional financing will be available at all or on terms we consider acceptable.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of March 31, 2013, we had indebtedness of $581.6 million, including Cdn$400.0 million aggregate principal amount of 8.75% Senior Unsecured Notes due 2019 (“Notes”) (which have been swapped to $400.4 million at 8.375% through a currency swap agreement) and the remaining being attributed to capital lease agreements for mobile equipment. We also have $120.0 million of unused commitments under our revolving credit facility (the “Revolver”). Subject to the limits contained in the credit agreement governing our Revolver, the indenture governing our Notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Our high level of debt could:

•	make it more difficult for us to satisfy our obligations with respect to our outstanding debt;

•

require a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Revolver, are at variable rates of interest;

•	limit our flexibility in planning for and reacting to changes in the industry in which we compete;

•	place us at a disadvantage compared to other, less leveraged competitors; and

•	increase our cost of borrowing.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under our debt, and the price of our common stock.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing our Revolver and the indenture governing our Notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which in the future may not be guarantors of our indebtedness. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of our indebtedness, our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing our Notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations.

If we cannot make scheduled payments on our debt, we will be in default and holders of our Notes could declare all outstanding principal and interest to be due and payable, the lenders under our Revolver and capital leases could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

The terms of the indenture governing our Notes and the credit agreement governing our Revolver will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture governing our Notes and the credit agreement governing our Revolver contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our Revolver require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

A breach of the covenants or restrictions under the indenture governing our Notes or under the credit agreement governing our Revolver could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies, including our capital lease obligations. In addition, an event of default under the credit agreement governing our Revolver would permit the lenders under our Revolver to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our Revolver, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Risks related to this offering

The market price of our shares may fluctuate widely.

We cannot predict the prices at which our common stock may trade. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control including, but not limited to: fluctuations in the price of gold; announcements by us or competitors of significant acquisitions or dispositions; changes in earnings estimates or recommendations by research analysts who track our common stock or the shares of other companies in the resource sector; changes in general economic and/or political conditions; the arrival or departure of key personnel; and overall market fluctuations and general economic conditions. Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Future sales of our common stock in the public or private markets could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public or private markets, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of May 8, 2013, 89,887,966 shares of our common stock were outstanding. We cannot predict the effect, if any, that future sales of our common stock, or the perception that such sales could occur, will have on the trading price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock and, subject to certain exceptions, we have agreed to restrictions against paying dividends in the indenture governing our Notes. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our board of directors retains the discretion to change this policy. See “Dividend Policy” in the accompanying prospectus.

Anti-takeover provisions in our organizational documents and under Delaware law could make a third party acquisition of us difficult.

Our amended and restated certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of our board of directors to designate the terms of and issue new series of preferred stock and the ability of our board of directors to amend the bylaws without stockholder approval. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless certain specific requirements are met as set forth in Section 203. Collectively, these provisions could make a third party acquisition of us difficult or could discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how they use them.

Our management has broad discretion over the use of the net proceeds it receives in this offering, as well as over the timing of their expenditures. As a result, investors will be relying on the judgment of management as to the application of the proceeds of the offering. The actual amount that we spend in connection with any of the intended use of proceeds may vary significantly. We may use the net proceeds of the offering in ways that an investor may not consider desirable. The results and effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, our results of operations may suffer. See “Use of Proceeds” for a more detailed description of how our management currently plans to use the proceeds from this offering.

Use of Proceeds

We estimate that the net proceeds from the sale of the 14,000,000 shares offered by this prospectus supplement, after deducting the initial purchasers discounts and commissions and offering expenses payable by us in connection with this offering, will be approximately $141,700,000.

We intend to use the net proceeds to fund capital expenditures for the Hycroft Mine expansion project and for general corporate purposes.

(in millions)

Capital Items Related to Hycroft Mine Expansion	$130
Machinery and equipment	28
Labor	29
Construction	45
Materials	21
Engineering	7
General Corporate Purposes	$11.7

Total:	$141.7

For a more detailed discussion of the Hycroft Mine expansion project, see the section of this prospectus supplement entitled “Summary—Hycroft Mine—Hycroft expansion projects.”

Our actual use of the net proceeds may vary depending on our operating and capital needs from time to time. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. See “Risk Factors—Risks related to this offering—Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how they use them” in this prospectus supplement.

Pending the use of the proceeds described above, we may invest all or portion of the proceeds of this offering in short-term deposits, including bankers acceptances and short-term, high quality, interest bearing corporate, government-issued or government-guaranteed securities or money market funds.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2013 on:

•	an actual basis; and

•	an as adjusted basis to give effect to this offering.

You should read the following table in conjunction with the section of this prospectus supplement titled “Use of Proceeds,” and the section entitled “Management’s Discussion and Analysis of Financial Position and Results of Operations” included in our most recent Quarterly Report on Form 10-Q and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of March 31, 2013
(in thousands)	Actual	As Adjusted
Cash and cash equivalents(1)	$243,113	$384,813

Indebtedness:
Revolving credit facility(2)	—	—
Current capital lease obligations	35,554	35,554
Non-current capital lease obligations	114,286	114,286
Term and security deposit loan	37,939	37,939
Notes(3)	393,840	393,840

Total indebtedness	581,619	581,619
Total stockholders’ equity(1)	631,979	773,679

Total capitalization	$1,213,598	$1,355,298

(1)	The adjustments to Cash and cash equivalents and Total stockholders’ equity reflect the gross proceeds from the 14,000,0000 shares offered, reduced by an underwriting commission of 5% and an estimated $1.3 million of offering expenses payable by us. The “As Adjusted” amounts do not reflect changes to our Cash and cash equivalents and Total capitalization that may result from the exercise of the over-allotment option granted to the underwriters.
(2)	As of March 31, 2013, there were no borrowings or letters of credit outstanding under our revolving credit facility. As of March 31, 2013, we had $120.0 million available to be borrowed under our revolving credit facility.
(3)	Reflects the U.S. dollar equivalent of Cdn$400 million 8.75% Senior Notes due 2019. This debt and interest rate have been swapped to a $400.4 million principal obligation with an effective interest rate of 8.375%.

Price Range of Common Stock

Our common stock is listed on the NYSE MKT and the TSX under the symbol “ANV.” The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on the NYSE MKT and TSX.

		NYSE Amex ($)		Toronto Stock Exchange (Cdn$)
		High	Low	High	Low
2013	2nd Quarter (through May 8, 2013)	16.65	9.16	16.77	9.22
	1st Quarter	31.31	15.65	31.00	15.91
2012	4th Quarter	41.02	28.00	40.15	28.16
	3rd Quarter	39.93	24.70	39.14	25.01
	2nd Quarter	33.91	23.69	33.68	23.96
	1st Quarter	38.62	29.93	38.50	29.71
2011	4th Quarter	40.95	28.75	40.67	29.46
	3rd Quarter	45.90	33.59	45.54	33.56
	2nd Quarter	43.49	28.56	41.28	28.10
	1st Quarter	35.95	23.62	34.93	23.48
2010	4th Quarter	29.05	21.99	29.17	22.58
	3rd Quarter	28.09	15.51	28.78	16.11
	2nd Quarter	22.92	15.50	23.74	16.00
	1st Quarter	16.76	11.57	17.02	12.40

On May 8, 2013, the closing price for our common stock was $9.74 per share on the NYSE MKT and Cdn$9.79 per share on the TSX.

Certain U.S. Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax consequences anticipated to be material to Non-U.S. Holders (defined below) relating to the ownership and disposition of our common stock who acquire such stock in this offering. This discussion is for general information only and does not address all U.S. federal income tax matters that may be relevant to a particular shareholder in light of its particular circumstances. This summary does not address any state, local, non-U.S., alternative minimum tax or other U.S. federal tax (e.g., estate or gift tax) consequences of the ownership and disposition of our common stock.

For purposes of this summary, a Non-U.S. Holder is a beneficial owner of our common stock that is not a U.S. person and is not a partnership or other entity for U.S. federal income tax purposes. A U.S. person is (i) an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any U.S. state, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (a) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) that has validly elected to be treated as a U.S. person under applicable U.S. Treasury Regulations.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or member will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partners of partnerships or members of other entities treated as partnerships that hold our common stock should consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed U.S. Treasury Regulations, all as in effect on the date hereof and changes to any of which subsequent to the date of this Supplement may affect the tax consequences described herein, possibly on a retroactive basis. No rulings have been or will be sought from the Internal Revenue Service (the “IRS”) regarding any of the tax consequences discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations set forth below. This summary applies only to Non-U.S. Holders that hold our common stock as a capital asset within the meaning of Section 1221 of the Code. Except as specifically discussed below, this summary does not address the consequences that may apply to a holder of our common stock that is entitled to the benefits of an income tax treaty between the U.S. and such holder’s country of residence.

This summary is for general guidance only and does not address the U.S. federal income tax consequences applicable to certain categories of holders of our common stock who are subject to special rules under U.S. federal income tax law, including, but not limited to:

•	brokers;

•	dealers in securities or foreign currencies;

•	holders that elect to use a mark-to-market method of accounting for their securities holdings or our common stock;

•	former citizens or long-term residents of the U.S.;

•	tax-exempt organizations;

•	banks, financial institutions, insurance companies, or mutual funds;

•	qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	real estate investment trusts, regulated investment companies, or S corporations;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons who hold an interest in an entity that holds our common stock;

•	persons who have a “functional currency” other than the U.S. dollar;

•	persons who hold our common stock as part of a straddle, hedge, conversion transaction, or other risk management transaction;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock, or options to acquire such stock, in a compensation transaction; and

•	Non-U.S. Holders who hold 5% or more of Allied Nevada’s equity (by vote or value) directly, indirectly through one or more entities, or as a result of certain constructive ownership rules of the Code.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business, or tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Each holder of our common stock should consult its own tax advisors with respect to the U.S. federal income tax considerations relevant to such holder in its particular circumstances.

Ownership and Disposition of Our Common Stock

Distributions

Distributions made with respect to our common stock generally will be treated as dividend income to the extent of the current or accumulated earnings and profits of Allied Nevada. To the extent that a distribution exceeds the current and accumulated earnings and profits of Allied Nevada, such distribution will be treated (i) as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and (ii) thereafter, as gain from the sale or exchange of such shares.

Dividends paid to a Non-U.S. Holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish a valid IRS Form W-8BEN (or other applicable form) certifying such holder’s qualification for the reduced rate. This certification must be provided prior to the payment of dividends and may be required to be updated periodically. Non-U.S. Holders that do not timely provide the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding possible entitlement to benefits under a tax treaty.

If a Non-U.S. Holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the Non-U.S. Holder will be exempt from withholding of U.S. federal income tax. To claim the exemption, the Non-U.S. Holder must furnish a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any dividends paid on our common stock that are effectively connected with a Non-U.S. Holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States) generally will be subject to

U.S. federal income tax on a net income basis in the same manner as if such holder were a United States person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-U.S. Holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Dispositions

A Non-U.S. Holder that sells, exchanges or otherwise disposes of our common stock in a taxable disposition generally will not be subject to U.S. federal income or withholding tax on any gain resulting from the disposition of such shares unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a U.S. permanent establishment;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

Allied Nevada is or has been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of common stock; provided that, as long as our common stock is regularly traded on an established securities market as described in the Treasury regulations at any time during the calendar year of the disposition (the “Regularly Traded Condition”), a Non-U.S. Holder would not be subject to taxation under this rule if the Non-U.S. Holder has not owned (taking into account certain attribution rules) more than 5% of our common stock at any time during such 5-year or shorter period.

Generally, with respect to the third bullet point, “USRPHC” is defined as a domestic corporation in which the fair market value of the U.S. real property interests (“USRPI”) owned by such corporation equals or exceeds fifty percent of the sum of the fair market values of (a) the USRPIs owned by such corporation, (b) the foreign real estate owned by such corporation, and (c) the other trade or business assets used or held by such corporation. “USRPI” is defined broadly as any interest, other than solely as a creditor, in either (1) real property located in the United States or (2) a corporation that meets the definition of a USRPHC. We believe that Allied Nevada is currently, has been during one or more of the past 5 years or may be in one or more future years, a USRPHC for U.S. federal income tax purposes. There can be no assurance that the common stock will meet the Regularly Traded Condition at any time during the calendar year that a Non-U.S. Holder sells, exchanges or otherwise disposes of our common stock. If we are a USRPHC, a Non-U.S. Holder will be taxed as if the gain or loss were effectively connected with the conduct of a U.S. trade or business, taxable under regular graduated U.S. federal income tax rates in the event that (1) it owns more than 5% of our common stock at any time during the relevant period or (2) the Regularly Traded Condition is not satisfied during the relevant period. Each Non-U.S. Holder is urged to consult its own tax advisors regarding the U.S. federal income tax consequences to such Non-U.S. Holder if we have been, are or will be a USRPHC.

Non-U.S. Holders described in the first two bullet points generally will recognize gain or loss on a disposition of our common stock. Non-U.S. Holders whose recognized gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain, net of certain deductions, at the rates applicable to U.S. persons. Corporate Non-U.S. Holders whose recognized gain is described in the first bullet point above may also be subject to the branch profits tax at a 30% rate or at an exempt or lower rate provided by an applicable income tax treaty. Individual Non-U.S. Holders described in the second bullet point above who are not otherwise treated as U.S. persons generally will be subject to a flat 30% U.S. federal income tax rate on any recognized gain that is U.S. source, which may be offset by U.S.-source capital losses, even though such Non-U.S. Holders are not considered to be residents of the United States.

Information Reporting and Additional Withholding Taxes

Generally, Allied Nevada must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid to Non-U.S. Holders. In addition, a Non-U.S. Holder may be subject to information reporting to the IRS regarding the amount of the proceeds received upon its sale of our common stock unless such Non-U.S. Holder is an exempt foreign person (within the meaning of the U.S. Treasury Regulations) and the payor receives acceptable documentation of such status (which certification may be made on IRS Form W-8BEN or W-8EXP). All information reports filed with respect to dividends or sale proceeds must include any amounts withheld with respect to those payments under the provisions described below. Copies of information returns reporting such dividends, sale proceeds, and withholding taxes may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable treaty.

Backup Withholding: In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends or sales proceeds, provided that (1) the payor thereof receives a statement (described below) to the effect that the Non-U.S. Holder is not a U.S. person (as defined under the Code), and (2) the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person that is not an exempt recipient. The requirements for the statement will be met if (i) the Non-U.S. Holder provides its name and address and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (ii) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes the payor or its paying agent with a copy of the statement. Any amounts withheld from dividends or sales proceeds under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Additional Withholding Tax: Legislation enacted in 2010 and existing guidance issued thereunder will require withholding at a rate of 30% on, after December 31, 2013, dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Plan of Distribution

Pursuant to an Underwriting Agreement dated as of the date hereof, between us and the underwriters, we have agreed to sell an aggregate of 14,000,000 shares of common stock to the underwriters, and the underwriters have severally (and not jointly or jointly and severally) agreed to purchase from us such common stock on the closing of the offering in the amount set forth opposite their respective names in the table below:

Underwriter	Number of Shares
Dundee Securities Ltd.	9,800,000
Cormark Securities Inc.	4,200,000

Total	14,000,000

We have also granted the underwriters an over-allotment option exercisable for 30 days from the closing of this offering to purchase up to 2,100,000 shares of common stock, at the public offering price per share, less the underwriting commission. The underwriters may exercise this over-allotment option solely to cover over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this over-allotment option in whole or in part, each will be obligated, subject to conditions contained in the Underwriting Agreement, to purchase a number of additional shares of common stock approximately proportionate to that underwriter’s initial commitment amount reflected in the above table.

The Underwriting Agreement provides that we will pay the underwriters a commission of 5.0% ($0.5375 per share) in consideration of the underwriters’ services in connection with the offering. We have also agreed to pay the reasonable fees and disbursements of the underwriters’ legal counsel. We estimate that expenses for the offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting commissions, will be approximately $1.3 million.

The following table shows the per share and total underwriting commissions to be paid to the underwriters by us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional shares of common stock.

	Per Share	Without Option	With Option
Public offering price	$10.75	$150,500,000	$173,075,000
Underwriting commissions	$0.5375	$7,525,000	$8,653,750
Proceeds, before expenses, to us	$10.2125	$142,975,000	$164,421,250

The offering price and terms of the offering were established through negotiations between us and the underwriters with consideration given to the trading prices of the common stock on the NYSE MKT and the TSX.

The TSX has conditionally approved the listing of the common stock subject to us fulfilling all the listing requirements of the TSX by July 31, 2013 and the NYSE MKT has approved the listing of the common stock.

It is expected that delivery of the common stock will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will not be three business days following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their common stock prior to the closing date will be required, by virtue of the fact that the common stock will not settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of common stock who wish to trade their common stock prior to the closing date should consult their own advisors.

The obligations of the underwriters under the Underwriting Agreement may be terminated at their discretion upon the occurrence of certain stated events, including, amongst other things, the occurrence of a material adverse change in our affairs. Under certain circumstances, the commitments of a non-defaulting underwriter may be increased. The Underwriting Agreement also provides that the obligations of the underwriters to purchase the common stock included in this offering are subject to approval of legal matters by counsel and other conditions.

The underwriters propose to offer the common stock initially at the offering price on the cover page of this prospectus supplement. After a reasonable effort has been made to sell all of the common stock at the price specified, the underwriters may subsequently reduce the selling price to investors, which selling price may be changed from time to time to an amount not greater than the offering price specified on the cover page of this prospectus supplement in order to sell any common stock that remains unsold. Any such reduction shall not affect the proceeds received by us.

Subscriptions for the common stock will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice.

The offering will be made concurrently (a) in the United States pursuant to a registration statement on Form S-3 and (b) in all of the provinces of Canada other than Quebec pursuant to a prospectus filed with the securities regulatory authorities of such provinces, upon us having obtained the required receipts therefore. The common stock will be offered in Canada and the United States through the underwriters either directly or, if applicable, through their respective registered broker-dealer affiliates. Subject to applicable law, the underwriters may offer the common stock outside of Canada and the United States.

Under the Underwriting Agreement, we have agreed that, for a period 90 days following the closing date of the offering, we and our directors and key officers will not, without the consent of Dundee Securities Ltd., on behalf of the underwriters, which consent will not be unreasonably withheld or delayed, directly or indirectly, issue, agree to or become bound to issue, or announce an intention to issue, or dispose of in any way, any additional shares of our common stock or any securities convertible into or exchangeable for shares of our common stock (except: (i) in connection with the exchange, transfer, conversion or exercise rights of existing outstanding securities or existing commitments to issue securities; (ii) pursuant to the issuance of securities to directors, officers, employees or consultants pursuant to our existing incentive plans, such as our stock option plans, RSU Plan, DSU Plan and DPU Plan; (iii) for any property acquisition by us; and (iv) in the case of our directors and key officers, to tender to a take-over bid or a change of control transaction) or enter into any agreement or arrangement under which we or the officer or director acquires or transfers to another, in whole or in part, any of the economic consequences of ownership of shares, whether that agreement or arrangement may be settled by the delivery of shares or other securities or cash.

The Underwriting Agreement also provides that we will indemnify the underwriters and/or any of their respective affiliates, the respective directors, officers, employees and agents thereof and each person who controls any such underwriter within the meaning of the Securities Act, against certain liabilities and expenses including liabilities under the Securities Act and applicable Canadian securities legislation, or contribute to payments the underwriters may be required to make in respect of those liabilities.

Pursuant to policy statements of certain Canadian securities regulators, the underwriters may not, throughout the period of distribution, bid for or purchase our common stock. The policy statements allow certain exceptions to the foregoing prohibitions. The underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common stock. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

Subject to the rules of the market place being traded on, in connection with the offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering, and purchasing common stock on the open market or pursuant to the over-allotment option to cover positions created by short sales. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a short position, they will purchase common stock in the open market to cover the position or exercise the over-allotment option.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, and applicable Canadian securities laws, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares of common stock as part of this offering to repay the underwriting commission received by them. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the TSX or the NYSE MKT, in the over-the-counter market or otherwise.

From time to time, certain of the underwriters or their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

Notice to Investors in Luxembourg

This communication is not made or directed to the public in Luxembourg, directly or indirectly. This communication does not constitute a public offer of securities pursuant to the provisions of the Luxembourg Act dated 10 July 2005 relating to prospectuses for securities.

Notice to Investors in Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia (the “Corporations Act”), has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia, you confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the issuer which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act, any offer made to you under this prospectus supplement is void and incapable of acceptance. You warrant and agree that you will not offer any of the shares of common stock issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Legal Matters

Certain legal matters in connection with this offering will be passed upon for us by Neal, Gerber & Eisenberg LLP, Chicago, Illinois, with respect to matters of United States law, and Cassels Brock and Blackwell LLP, with respect to matters of Canadian law, and on behalf of the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, with respect to matters of United States law, and Norton Rose Canada LLP, with respect to matters of Canadian law.

Experts

EKS&H LLLP, independent registered public accounting firm, has audited our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their report which is incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on EKS&H LLLP’s report, given on their authority as experts in accounting and auditing.

The scientific and technical information with respect to the Hycroft Mine included in this prospectus supplement (including in Schedule ‘A’), the accompanying prospectus and the documents incorporated by reference is derived from the technical report of Daniel B. Moore, PE, Mark Gorman, PE, Donald Harris, CPG, Anthony T. Peterson, PE, Molly Reeves, CPC and Scott E. Wilson, CPC, and has been included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, as applicable, upon the authority of such persons as experts with respect to the matters covered by the report.

With the exception of Cassels Brock and Blackwell LLP, no expert or counsel named in this prospectus supplement as having prepared or certified any part of this prospectus supplement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Allied Nevada or any of its subsidiaries. Cameron Mingay is a partner at Cassels Brock and Blackwell LLP as well as a director of Allied Nevada. Mr. Mingay is the beneficial owner of 46,656 shares of common stock of Allied Nevada.

ADDITIONAL INFORMATION

Mr. Robert Buchan, Mr. Cameron Mingay and Mr. John Ivany, all directors (and an officer in the case of Mr. Buchan) of the Corporation, were named as parties to a definitive management cease trade order dated April 14, 2005 superseding a temporary management cease trade order issued on April 1, 2005 against the directors and officers of Kinross Gold Corporation (“Kinross”) by the Ontario Securities Commission in connection with Kinross’ failure to file audited financial statements in time. The management cease trade order was lifted on February 22, 2006.

Mr. Murray Sinclair, a director of the Corporation, was a director of Katanga Mining limited from May 1, 1998 to July 10, 2006. On February 22, 2002, February 25, 2002 and March 15, 2002, Balloch Resources Ltd. (now Katanga Mining Limited) was issued cease trade orders by the securities regulatory authorities of British Columbia, Alberta and Ontario, respectively, for failing to file financial statements and pay filing fees within their prescribed times. These orders were rescinded on September 20, 2002, October 1, 2003 and October 23, 2003, respectively, following the filing of the financial statements and payment of the outstanding fees.

Mr. Ivany was the subject of enforcement proceedings by the Alberta Securities Commission (In Re Cartaway Resources Corp.). In its order dated February 22, 2001, the Alberta Securities Commission found that Mr. Ivany, as Chief Executive Officer of Cartaway, had allowed the issuance of a press release that contained a material factual error in violation of the securities laws of the province of Alberta. As a result, Mr. Ivany was prohibited from acting as a director or officer of any “junior issuer” (as defined in National Instrument 41-501) for a period of five years and ordered to pay costs in the amount of C$20,000.

Mr. Ivany was also subject to a ruling by the British Columbia Securities Commission (“BCSC”) dated December 19, 1990 in connection with his position as a director and officer of Prime Resources Corporation (“Prime”) and Calpine Resources Inc. (“Calpine”). The BCSC found that Prime and Calpine, as applicable, contravened the Securities Act (British Columbia) by: (a) failing to provide material disclosure of drilling results prior to granting or repricing options; (b) failing to disclose, on a timely basis, information regarding a private placement by Calpine where Prime was the purchaser of two million units and the effect of the private placement on the control of Calpine (Calpine was also found to have misled the Vancouver Stock Exchange by representing that the private placement was to be brokered by Prime Equities and that there were no material changes in the affairs of Calpine not previously disclosed); and (c) failing to disclose, on a timely basis, a default by Canarim Investment Corporation under a guaranteed agency agreement in respect of one million units under a public offering of Prime. The BCSC ruling suspended Mr. Ivany from trading in shares for a period of one year.

Incorporation by Reference

In this prospectus supplement, we “incorporate by reference” certain information filed by us with the SEC, which means that we can disclose important information to you by referring to those documents. Information that is incorporated by reference is an important part of this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, which were filed with the SEC, and such documents form an integral part of this prospectus supplement:

•

Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 25, 2013 (including information specifically incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2013);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on April 30, 2013;

•

The description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on January 12, 2007, including any amendments or reports filed for the purpose of updating such description; and

•

Our Current Reports on Form 8-K filed on January 18, 2013 (only with respect to Item 5.02 and Exhibits 10.1 and 99.1), February 7, 2013, March 28, 2013, March 29, 2013, April 30, 2013 (only with respect to Item 8.01 and Exhibit 99.2) May 2, 2013, May 3, 2013 and May 7, 2013 (only with respect to Item 5.07).

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or Exchange Act) from the date of this prospectus supplement until the sale of all securities offered hereunder shall be deemed to be incorporated by reference in this prospectus supplement. Any statement contained in this prospectus supplement or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement. You may access a copy of any of these filings, free of charge, at our web site www.alliednevada.com, or by requesting it in writing or by telephone at the following address or telephone number:

Allied Nevada Gold Corp.

Attn: Investor Relations

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

(775) 358-4455

Except as specifically incorporated by reference in this prospectus supplement, information on our website is not part of this prospectus supplement.

Glossary

Unless otherwise defined, terms used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference have the following meanings:

“assay” means to test minerals by chemical or other methods for the purpose of determining the amount of valuable metals contained.

“breccia” means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

“claim” means a mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“deposit” is an informal term for an accumulation of mineral ores.

“doré” means a mixture of gold and silver cast in bars or bullion, prior to final refining.

“fault” means a fracture in rock along which there has been displacement of the two sides parallel to the fracture.

“gpm” means gallons per minute.

“mineralized material” is a body that contains mineralization which has been delineated by appropriately spaced drilling and/or underground sampling to estimate a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

“NI 43-101” means “National Instrument 43-101—Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.”

“NSR” means net smelter return royalty.

“opt” or “oz/ton” means ounces per ton.

“ore” means material containing minerals that can be economically extracted. Ore is processed or stockpiled.

“ounce” means a troy ounce.

“oxide” means mineralized rock in which some of the original minerals have been oxidized (i.e., combined with oxygen). Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved. Oxide ore is generally processed using a heap leach method.

“probable reserves” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

“proven reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

“recovery” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“reserves” or “ore reserves” mean that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

“stockwork” means a rock mass interpenetrated by small veins of mineralization.

“stripping ratio” or “strip ratio” means the ratio of waste tons to ore tons mined in an open pit mine.

“sulfide” means a compound of sulfur and a metallic element.

“ton” means a short ton (2,000 pounds).

“transitional” means a material that has been incompletely oxidized.

“vein” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“volcaniclastic” means clastic (made up of fragments of preexisting rocks) rock chiefly composed of volcanic material derived by ejection of volcanic material from a volcanic vent.

“waste” means rock or other material lacking sufficient grade and/or other characteristics to be processed or stockpiled as ore.

Schedule A

HYCROFT MINE SUPPLEMENTAL TECHNICAL INFORMATION

The following is a summary of technical information with respect to our Hycroft Mine derived, in part, from the technical report entitled “Technical Report, Allied Nevada Gold Corp., Hycroft Mine, Winnemucca, Nevada, USA”, dated March 6, 2013 (the “Hycroft Mine Technical Report”). As a reporting company under United States federal securities laws, Allied Nevada reports its mineral reserve and mineralized material estimates in accordance with SEC Industry Guide 7. In accordance with SEC Industry Guide 7, resources have been reported in Allied Nevada’s filings with the SEC as “mineralized material.” Since the shares of Allied Nevada’s common stock are also listed in Canada on the Toronto Stock Exchange, Allied Nevada also files reports in Canada as required by applicable Canadian securities laws, which includes mineral resource estimates prepared in accordance with the standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian NI 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”). The following information has been reviewed and approved by Daniel Moore, PE, a qualified person under NI 43-101 and an employee of Allied Nevada.

Overview

Allied Nevada is currently implementing staged expansions at the Hycroft Mine that involve increasing the mining and heap leaching rate and ultimately the addition of a milling and flotation plant and associated infrastructure. The heap leach operation is currently undergoing an expansion of the existing facilities, increasing the mining rate and construction of a new 65,000 tpd crushing system. Procurement of long-lead items and the detailed engineering required for construction of the mill expansion are underway.

The Hycroft Mine currently mines and treats oxide ores via open pit mining and heap leaching methods. Ore is delivered to heap leach pads either as run-of-mine (“ROM”) or crushed material where it is cyanide leached to extract gold and silver. Pregnant gold and silver bearing solutions from the heap leach pads are processed to recover the gold and silver using Carbon-in-Column (“CIC”) and Merrill-Crowe processing methods. Loaded carbon from the CIC circuits is stripped and precipitate from the Merrill-Crowe is dried and smelted on-site to produce doré.

Through 2013, Allied Nevada plans to expand its oxide mining and processing capabilities by acquiring additional mining equipment, expanding the leach pads and associated processing facilities and installing a crushing system to both increase the proportion of ore crushed and to do so at a lower unit cost than currently experienced with the use of mobile crushing units. The next phase of the expansion will include the construction of a mill capable of processing oxide and sulfide ores resulting in the production of doré or concentrate.

Hycroft Mine Technical Report Relevant Statistics

Category	Description
Property Name	Hycroft Mine
Corporation Name	Hycroft Resources and Development Inc.
Owner	Allied Nevada Gold Corp.
Land Position	Public and Private Claims, Nevada and BLM
Nearest Population Center	Winnemucca, Nevada
Mine Location	54 miles west of Winnemucca via State Route 49 (Jungo Road)
Topography	Low Hills
Climate	Arid Desert
Historic Production	Over 1.5 million oz gold and 3.9 million oz silver sold since 1983
Mineralization Type	Fracture Controlled Disseminated Gold

Category	Description
Estimation Type	Ordinary Kriging for Gold
Mine Life	19 Years
Mining Method	Open Pit, Haul Truck, Wheel Loaders, Electric Shovels and Hydraulic Shovels
Processing Method	Crushing and Heap Leaching, Milling
Overall Processing Gold/Silver Recovery	70.3% Au / 69.6% Ag
Long term Gold/Silver Selling Price	$1,200 Au / $21 Ag
Mining Cost	$1.29/total ton mined
Crush & Heap Leach Processing Cost	$1.52/ton heap leached
Mill Processing Cost (inc. Autoclave)	$7.00/ton milled
Total Operating Cost	$8.85/ton processed

Property Description and Location

The Hycroft Mine is located 54 miles west of Winnemucca in Humboldt and Pershing Counties, Nevada, and is accessible via Nevada State Route 49 (Jungo Road). The Hycroft property consists of 27 patented mining claims that comprise approximately 1,814 acres and 3,015 unpatented mining claims that encompass approximately 63,947 acres.

The mining claims form two primary properties, Crofoot and Lewis that encompass, approximately 11,829 acres in the aggregate.

Combining the patented and unpatented claims, the claims total approximately 65,761 acres, much of which is on un-surveyed public and private land. Patented claims however, have been surveyed.

The United States Bureau of Land Management (“BLM”) and Humboldt County annual claim holding fees are paid in the third quarter of each year. Payment of annual fees is current through the 2012-2013 claim years, with $472,865 paid in 2012. Payment of annual land holding fees and taxes is required to continue to hold the Hycroft Mine in good standing.

The Crofoot property is owned by Hycroft Resources & Development Inc. (“HRDI”), a wholly owned subsidiary of Allied Nevada and is subject to a 4% net profits interest in favour of the original Crofoot owners. In 1996, the lease/purchase agreement was amended to provide for minimum advance royalty payments of $120,000 on January 1 of each year in which mining occurs on patented and unpatented claims. The sum of payments for the Crofoot property is capped at $7.6 million, of which $1.53 million has been paid through the end of 2012. An additional $120,000 is due annually if ore mined exceeds 5 million tons from the Crofoot property on either patented or unpatented claims in any calendar year. All advanced royalty payments are taken as a credit against the 4% net profit interest.

In December 2012, the reclamation cost estimate was updated to include mill expansion activities and in February 2013 the surety bonds were increased to a total of $59.6 million. Allied Nevada has entered into Surface Management Surety Bonds with insurance companies that meet the financial requirements of the BLM to comply with total requirements of $59.6 million. Additionally, Allied Nevada has posted an exploration bond with the BLM in the amount of $0.7 million and an Archaeological Resources Protection Act Surety Bond in the amount of $0.6 million.

The Hycroft Mine operates under numerous permit authorizations including those from the BLM, the Nevada Division of Environmental Protection (“NDEP”), and the Nevada Bureau of Mining Regulation & Reclamation. All operating and environmental permits approved by the BLM and NDEP are in good standing for mining operations at the Hycroft Mine.

Allied Nevada submitted a Plan of Operations amendment for an expansion of heap leach facilities, open pits and waste rock facilities to the BLM in April 2010. The submission of the Plan of Operations to the BLM initiated a National Environmental Policy Act review of the proposed plan of operations. The BLM determined that an environmental impact statement was to be performed. In August 2012, the BLM issued a Record of Decision authorizing the proposed Plan of Operations. All other permits required for the heap leach expansion have been received. The permits required to construct and operate the crushing system were received in April 2012. The permit required to construct the mill facilities was received in December 2012. The air quality permit application for operation of the mill was submitted in December 2012 and the permit is expected to be received in late 2013.

A Plan of Operations for expansion activities at the Hycroft Mine including the Rail Spur, Processing Complex, and pit expansion was submitted to the BLM in August 2012. The BLM determined that an Environmental Assessment is required, deemed the Plan of Operations complete and initiated public scoping in December 2012. The permitting process is expected to be complete in the third quarter of 2013. Future expansion at the Hycroft Mine will require multiple federal, state and local permits.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Hycroft Mine from Winnemucca is by means of State Route 49 (Jungo Road). A major east-west railway passes through the Hycroft claim position. There are no streams, rivers, or major lakes in the Hycroft Mine area.

The climate for the region is arid, with precipitation averaging 7.7 inches per year. Temperatures during the summer are generally 50°F at night and near 90°F during the days. Winter temperatures are usually 20°F at night and 40°F during the day. Since Allied Nevada commenced operations at the Hycroft Mine, there has not been any major delays in production due to inclement weather.

The mine site also has a truck shop and administrative buildings as well as other service related structures. Electricity is currently supplied by NV Energy via overhead transmission lines. There is a modern communications system existing at the site.

History

Mining began in the area in 1983 with a small heap leach operation known as the Lewis Mine. Production from the Lewis Mine was followed by production from the Crofoot Mine in the Bay, South Central, Boneyard, Gap and Cut-4 pits along the Central fault, and later from the north end of the Brimstone pit. Mining continued until the property was placed on a care and maintenance program in December 1998 due to the decrease in gold prices below $300/oz. Prior to Allied Nevada reopening Hycroft in 2008, the mine produced 1.2 million ounces of gold and 2.5 million ounces of silver. In 2008, Allied Nevada reopened Hycroft as an open pit heap leach operation. From 2008 to 2012, Hycroft has poured approximately 396,000 ounces of gold and 1,416,000 ounces of silver.

The Hycroft exploration data model is comprised of information gathered from 1981 to present and includes 4,841 holes representing 2,269,472 feet of drilling.

Initial exploration drilling was conducted in 1974 by Duval Corporation, which was evaluating the property for a Frasch-type sulfur deposit and the copper potential. Duval concluded that the property did not have large scale sulfur potential, but assays contained gold values ranging from detection to 4.01 g/t and silver values ranging from detection to 81.9 g/t.

From 1981 to 1982, Homestake, using their McLaughlin deposit as a model, completed 88 holes totaling 15,190 feet, primarily in the Bay and Boneyard areas. Shallow oxide gold mineralization was discovered, but Homestake declined the opportunity. Crofoot and Standard Slag then proceeded to acquire the property rights and initiated small scale oxide heap leach mining at Central and Bay in 1983.

HRDI gained control of the district in 1985 and drilled 3,097 exploration holes totaling 936,807 feet between 1985 and 1999. The bulk of this drilling was shallow and focused on oxide gold mineralization at Central, Bay and Brimstone. In 2005, Canyon Resources completed 33 drill holes totaling 13,275 feet of reverse circulation (“RC”) drilling. These were completed primarily in the Brimstone pit area.

From late-2006 to October 1, 2012, Allied Nevada completed 1,483 exploration holes totaling approximately 1.26 million feet. A combination of rotary, reverse circulation and core drilling techniques have been utilized to characterize the nature and extent of mineralization. The exploration drill program at Hycroft is ongoing.

Geology and Mineralization

The Hycroft Mine is located on the western flank of the Kamma Mountains in the Basin and Range physiographic province of northwestern Nevada. The Kamma Mountains were formed during Miocene to Quaternary Epoch from the uplift of Jurassic basement rock and emplacement of Tertiary volcanic and sedimentary rocks. The stratigraphy along the western flank of the range is down dropped to the west, along a series of north to northeast striking normal faults. These faults served as conduits for hydrothermal fluids that deposited the Hycroft mineralization.

Hycroft is a large, epithermal, low sulfidation, hot springs deposit. Gold and silver mineralization occurs as both disseminated and vein-controlled, with gold values ranging from detection to 8.8 ounces per ton (“opt”), and silver ranging from detection to 647.5 opt.

The deposit is typically broken into six major zones based on geology, mineralization, and alteration. These zones include Brimstone, Vortex, Central, Bay, Boneyard, and Camel. Breaks between the zones are major faults.

Mineralization at Hycroft has been deposited through multiple phases. An early silica sulfide flooding event deposited relatively low grade gold and silver mineralization, generally along bedding. This mineralization is cross cut by later, steeply dipping quartz alunite veins. Late stage silver bearing veins are found in the Vortex zone and at depth in the Central area. Late to present supergene oxidation along faults has liberated precious metals from sulfides and further enriched gold and silver mineralization along water table levels.

Exploration

In addition to drilling activity, Allied Nevada has also conducted geophysical surveys, soil and rock chip sampling programs, field mapping, historical data compilation, and regional reconnaissance at Hycroft. These efforts are designed to improve the understanding of the known mineralization, as well as provide data for further exploration of the greater property position.

A soil sampling grid was conducted over the Vortex and Brimstone areas historically (1,797 samples), and was extended approximately 5,200 ft north and 29,600 ft south of the mine in 2011-2 (1,834 samples). The soil sampling program was conducted primarily along the East Fault exposure, which is a primary ore controlling feature at Vortex and Brimstone. Results, using gold, silver, arsenic, and antimony, indicate potential exploration targets to the south of the Vortex area. Soil samples are taken on an evenly spaced grid, and screened for coarse material and wind-blown material, resulting in a fraction between 2mm and 180um being prepped for analysis. These samples are considered representative of local soil geochemistry, and are used to guide the regional exploration effort.

Rock chip sampling has been conducted both historically in the active mine area, and on a regional basis (2007-present). A database of 2,416 samples has been compiled, covering the greater land position. Using gold, silver, arsenic, and other elements, exploration targets have been developed both north and south of the current mine. Rock chip samples have been taken on most outcrops, with a focus on alteration and potential mineralization. These samples are used as a guide to exploration, and are point samples only.

The land position has been surveyed with both gravity and induced polarity (“IP”) geophysical techniques by Allied Nevada. The current ground-based gravity survey covers approximately 130 square miles, centered on the mine site. Gravity indicates several structural features and density changes that offer potential exploration targets.

Ground IP surveys were run over the mine site and Vortex in 2007 and extended outward in 2011 to cover approximately 24 square miles. The survey results focus on chargeability anomalies that potentially identify sulfide material (> approximately 1.5%) at depth and resistivity anomalies that potentially identify silicification at depth.

Field mapping was historically and is currently carried out in all active mine areas. Mapping focuses on structure, bedding, joints, lithology, and alteration. The near mine data is incorporated into the three dimensional geology model, while the regional work is focused on defining exploration targets for future drilling.

Drilling

Allied Nevada commenced systematic exploration and resource development drilling starting in 2006. Drilling has been focused on oxide reserve delineation, sulfide resource definition, sulfide exploration, condemnation drilling for facilities, silver data and both geotechnical and metallurgical core samples. Between late-2006 and October 1, 2012, Allied Nevada has completed 1,483 exploration holes, totalling approximately 1.26 million feet. The exploration drill program continues with the objective of expanding the reserve and resource base.

A combination of rotary, reverse circulation and core drilling techniques has been utilized to verify the nature and extent of mineralization. The majority of samples have been collected using reverse circulation drilling methods on 5 foot sample intervals. At present, reverse circulation drilling utilizes 4.5 inches to 5.5 inches tooling. Deeper drilling is conducted with diamond drilling, using PQ, HQ and NQ tooling. Various protocols applied to drilling by Allied Nevada are consistent with industry standards and the resulting data is of good quality for use in the mine model.

Exploration Drill Holes by Type:

Drill Type	Number	Footage
Diamond Drill	448	538,343
RC	4322	1,726,809
Rotary	4	650
Blast	67	3,670
Total	4,841	2,269,472
Angle	1,758	1,020,389
Vertical	3,083	1,249,083

Exploration by Duval, Homestake, HRDI and Allied Nevada has resulted in the discovery of multiple zones of mineralization associated with the Hycroft deposit.

Ground conditions, especially in the upper 600 feet of the deposit, present difficult drilling conditions to both reverse circulation and core. These ground conditions include acid leach alteration, highly fractured ground, voids, variable lithology and alteration, existing dump material and faults. As a result, reverse circulation and core recovery can be low in the upper portions of the deposit.

Modern day drill techniques and muds have increased recovery to an acceptable range of 80% to 100%, with losses limited to highly fractured bedrock and unconsolidated dump material. All core is geotechnically logged, and recovery is generally in the 90-100% range, with areas of low recovery restricted to acid leach, unconsolidated dump, and highly fractured zones.

The RC sample recovery was generally excellent; field observations/estimates indicate RC recoveries of 90-95%, and sample collection for analysis is on average 11.5% of that volume. Approximately 2% of the RC intervals have no sample recovery, as a result of voids, unconsolidated dump material, highly fractured ground, and acid leach altered material. These factors do not materially impact the accuracy and reliability of the results. Areas or holes with consistent recovery problems are re-drilled using core techniques.

A review of grade versus recovery was completed for a 10% random sampling of RC holes completed in 2012. No statistical bias between weight and grade was noted in this evaluation.

In 2012, core sample recovery was excellent and in excess of 95% of the bedrock cored, based on geotechnical logging. Core loss is generally attributed to acid leached material, overburden (alluvium and historical dumps) and void spaces. In areas where historical drilling indicated that shallow mineralization is not present, drillers tri-cone drilled the upper unmineralized alluvium or dump to a depth set by the geologist (generally < 150 ft). These intervals were not sampled. Overall core recovery is good at Hycroft and does not present a sampling issue.

Sampling and Analysis

RC Drilling

Reverse circulation drilling is accomplished with RC tools utilizing a crossover sub and wet sample collection in the upper portions of the hole. A center return tri-cone drill bit is used for intervals of ground water flow. The drillers clean the hole between rod changes and wait for a sample return before collecting assay samples. Drills utilized in 2012 included a Schramm 685 and an Explorer buggy rig.

Rock chips are collected continuously down the hole, with individual samples taken over 5 ft intervals. Samples are submitted for assay, as collected on the rig, with standards, blanks and duplicates inserted into the sample sequence. The bags are sequentially pre-numbered to represent the footage interval sampled. The drill crews are provided with 20 slot chip trays, representing 100 feet total per tray, and number them with hole number, start and stop footage for the 5 foot interval. The Hycroft ore deposit is considered a disseminated ore deposit; therefore, 5 foot samples are adequate to characterize the ore deposit.

Drill water injection is regulated to minimize the fluid return while maintaining sufficient flow for drilling and sample return. Currently, geologists provide drill crews with 20-inch x 24-inch bags. Cuttings are collected as a continuous fraction of the return stream from the drill rig by way of a rotary 36 inch vane splitter. The cuttings are diverted to a 5 gallon bucket lined with a labeled-sample bag which is then sealed and placed in order at the site.

During drilling, a strainer is placed under the waste discharge spout to collect chips for the character chip tray. The contents of the strainer are not introduced into the sample bags. Sample bags are allowed to dry and drain at the drill site or in a holding area near the sample processing facility.

Samples are transported down to the shipment staging area where Allied Nevada personnel insert extra bags for certified standards and blanks. Insertion of blanks and standards is handled independently by geologists who create duplicate numbers at appropriate intervals. The samples are then loaded in plastic bins for delivery to the laboratory. The bins of bagged samples are picked up by the laboratory staff from the mine site on an as-needed basis.

Core Drilling

Core drills used in 2012 included CT-14, and LF-100 models, utilizing a wire line retrieval system and 5 foot stroke rod advancing systems. All drills are capable of drilling PQ and HQ sized core and reducing to NQ if required.

Core drillers are responsible for obtaining a complete and representative sample of the cored interval in runs not to exceed 10 feet, with shorter increments completed in difficult conditions. Coring is generally begun with large diameter (PQ) rods in the more broken upper zones (0 ft to 600 ft) and reduced to HQ at depth. Ground conditions and drill problems can result in further reduction to NQ core. Core is recovered from the barrel by using a wire line core tube.

At the drill site, crews place core in boxes accurately labeled as to company, property, hole, box number and starting and ending depths. A wooden block is inserted at the end of each run, as well as in locations deemed important by the drillers to note adverse conditions such as caving, voids, or mislatches (situations where the core tube failed to seat properly in the core barrel). The ending block for the run is marked with an ending footage and both the cut footage and recovered footage are marked on the larger surface.

Depending on ground conditions, contract drillers use either a 5 foot or 10 foot core barrel to collect samples. After the core is logged, the geologist determines appropriate sample intervals and boundaries. Sample intervals are representative of the mineralization at Hycroft and are generally less than or equal to 5 feet, unless low recovery zones prevent accurate determination of 5 foot sample lengths. Original core blocks are used by core drillers to mark the end of a cored run and ordinarily serve as the primary sample boundary, subject to the following: A sample must not 1) cross a lithologic boundary; 2) cross an obvious alteration boundary (including oxidation); 3)generally exceed 7 feet in length; and 4) distinct vein zones are sampled separately. Where a conflict exists between the blocks and those rules, the rules prevail and extra blocks or metal tags labeled with the depth are inserted by the geologist to indicate sample intervals.

Sample Quality

Sample quality on RC and core rigs is inspected daily. Samples are inspected for correct labeling, size (10 lb. to 20 lb. target on reverse circulation) and condition. Core boxes are inspected both on the site and during logging for labeling, position and recovery. Zones of low recovery are noted on drill logs and on core blocks. Recovery and sample quality is also assessed using lab weights compared to expected weights. Industry standard use of muds and drill techniques are applied to ensure the best quality sample from each drill hole interval.

The sampling operation avoids bias by cutting the core in half perpendicular to the trace of the visible bedding. When prominent veins are noted during logging, the geologist will mark the trace of the cut to ensure a representative sample. The portion to be saved remains in the core box, in its proper position, with core blocks in place. Core boxes are stacked on pallets for storage. The split portion of core is bagged and shipped in bins to the lab.

Surveying

Downhole surveying is conducted through gyroscopic techniques (industry standard) to locate drill hole deviations. Most historic drilling was not downhole surveyed. Survey results are downloaded directly into the database.

Upon drill hole completion, the Hycroft Mine surveyor locates the collar coordinates of drill holes using an accurate GPS device and reports data in the mine grid coordinate system. The collar coordinates are downloaded into the acQuire database.

Assaying

Allied Nevada currently uses three independent laboratories for assay analysis: ALS Minerals, American Assay Laboratories, and Inspectorate, all of Sparks/Reno, Nevada. All drill samples are routinely fire assayed using either a gravimetric or Atomic Absorption (“AA”) finish for gold and silver.

In 2009, Allied Nevada assayed approximately 18,000 pulps from historical drilling for gold and silver using a hot cyanide method modified from the Hycroft method used by ALS Minerals. All 2009 and 2010 drill hole samples have been routinely analyzed using this method. In October 2010, the assay protocol was modified so that only samples greater than 0.100 ppm Au or Ag were assayed using the hot cyanide method.

A total of 2,109 drill intervals from the 2011-2012 drill programs were selected for assay checks as part of the QA/QC program. This represents approximately 5% of the total drill intervals during the time period selected, and were randomly selected using acQuire. Original pulped samples were collected by exploration technicians from the Hycroft pulp storage yard and shipped to American Assay Lab in Reno for analysis. Check assay analysis has been completed on a full range of fire assay values. Average gold fire values differed by 2.6%, while silver fire values differed by 3.2%. Allied Nevada will continue to select a 5-10% sample set for check assays at regular intervals in the drill program.

During 2012 a total of 10 holes were submitted to the Hycroft Mine laboratory to evaluate the lab for quality and turnaround time for critical material. To evaluate the quality assurance (“QA”) and quality control (“QC”) of the laboratory, the current insertion of standards and blanks was followed. The generated pulps and coarse rejects from 9 holes were also reanalyzed at independent commercial laboratories (primarily ALS Minerals). Gold fire results (1,550 samples) indicate a good correlation between the Hycroft Lab and commercial lab results. Silver fire results had a statistical bias, with Hycroft reporting 19% higher values than the commercial lab. This is likely the result of the commercial lab utilizing a gravimetric finish (5 g/t detection) and Hycroft using an atomic absorption finish (0.034 g/t detection). Because of high sample volume from the blastholes currently being generated, use of the Hycroft Mine lab has been discontinued at present. Failure rate for standards and blanks was 9.1% (Harris, 2012), which is higher than commercial lab failure rate of 3.7%.

During the course of 2012 assay work at ALS, the laboratory performed a series of independent checks on duplicates from the Hycroft drilling program. Two different duplicate assay protocols were conducted as part of the internal lab QC protocol. The first was a preparation duplicate, where a split is taken after initial crushing, and then processed through pulverizing and all analytical procedures. The second duplicate was taken after pulverizing (pulp) and then processed through all analytical procedures. The first split provides quality control on laboratory precision from preparation and analysis, while the second provides quality control on analytical precision. During 2012, a total of 5,899 pulp duplicates and 1,337 preparation duplicates were evaluated by ALS.

An examination of the results indicates good correlation in all the duplicate samples, with less than 6% variance in all methods, with the exception of pulp duplicates with silver fire analysis. The 10.6% variance encountered in this subgroup is a result of a detection limit of 5 ppm, which is higher than the difference between the original and duplicate assay result. This is being monitored during 2013.

In the determination of the qualified persons, the sample preparation, security and analytical procedures are adequate and within industry accepted norms for Nevada mines such as Hycroft.

Data Verification

Allied Nevada’s drillhole database has been validated by Metal Mining Consultants Inc. and Allied Nevada’s exploration group. It has been verified and deemed appropriate for resource modeling. A review and validation of the 2012 assay, collar coordinate, down-hole survey, and assay data has been performed by both Allied Nevada and Metal Mining Consultants Inc.

A complete check against laboratory certificates of all electronic assay data used in the resource model has been accomplished. All assay, survey and logging data have been checked electronically. Laboratory source data files for all pre-2012 holes have been electronically checked. In January 2013, Hycroft exploration staff randomly checked 1,550 assay intervals, approximately 5.3% of all 2012 drill intervals. The database values were compared directly with hardcopy laboratory certificate assay results. There were no errors or discrepancies related to the gold and silver assay values listed on the certificates and saved to the database. Two drillholes,

H12D-4148 and 4184 were incorrectly loaded in the acQuire database under the wrong lab code. These were corrected to reflect the actual lab completing the analysis, but did not impact the assay values. Continual checks of database values against certificates are a good check of database integrity, and should be continued on an annual basis.

An electronic sweep of the geologic database in December 2012 found a small number of overlaps in footages. These were fixed as part of the database maintenance, but have no impact on geologic modeling.

Collar surveys are range-checked for minimum and maximum northing, easting and elevation. The coordinates are also checked against the planned coordinates to detect errors in either set of numbers and for reversal (swapped coordinates). Drill hole plots are visually checked in Maptek Vulcan® and on topographic photo based maps to confirm that holes are on the correct drill pads and map coordinates. One hole was found with incorrect collar elevation, and was corrected.

All downhole surveys are checked electronically for minimum and maximum azimuth, inclination and depths. Surveys are checked against the planned azimuth and inclination to detect errors. Surveys are allowed to be taken within 200 feet of the expected hole total depth to ensure that the survey is completed before the drill finished. Surveys are projected by the downhole surveyor to the expected total depth.

In cases where the water temperature was too hot (above 140°F) to continue surveying, the deepest data has been projected to the hole bottom. Total depths for projected downhole surveys, where different than actual depths, have been extended or truncated to the actual depths using the projected data.

A data check of the complete historical database was done in February 2008. The electronic database contained approximately 3,183 drill holes including 186,123 records. Original hard copy assay certificates for 175,002 records or 94% were able to be located and checked. In the process, the drill collar file was supplemented with additional details regarding laboratories and analytical detection limits. The data verification program was carried out from October 2007 through January 2008.

94% of the assay database was checked against paper copies and logs. Minimal errors were noted (<1%) and errors were corrected in the database. The database consists of gold and silver assays, both fire and cyanide.

Security of Samples

Samples are delivered to the analytical laboratory in numbered bags, along with a transmittal sheet stating whether the samples are “cuttings” or “core”, the list of sample numbers and the total sample count. The lab has no knowledge of the spatial reference of the individual samples, beyond knowing the footage of a particular hole.

At present, site sawn samples are picked up by ALS Minerals or Inspectorate drivers for delivery to their facilities in Reno (both labs) and Elko (ALS Minerals only). American Assay Lab has been contracted by Allied Nevada to do independent assay verification on existing pulps and LECO/ICP analysis on prepared pulps. These pulps are stored at the Hycroft Mine site, and randomly selected sets are picked up on site by American Assay Lab for analysis.

Chain of custody is established by transmittal sheets, sample receipt documents from the lab and by work orders and certificates. A copy of the transmittal sheet is stored at the Hycroft Mine, along with a digital copy on the server. Once assays have been received, a copy of the assay certificate sheet is stored with the drill logs, and the original with the transmittal sheets and a digital copy is kept on the server. The transmittal sheets are indexed by job number.

Copies of the sample sequence list, the lithology log and assays are stored in paper format at the Hycroft Mine, digital copies of all material are kept on a dedicated, backed-up server and all data is ultimately stored in the acQuire database, located on an independent backed up server. Originals of all logs and assays are stored in file cabinets on a per hole basis, indexed by hole number. Allied Nevada personnel contact the lab to obtain a job number assignment for whole or partial hole shipment and arrange for sample pickup by the lab’s driver.

Coarse reject material and sample pulps are returned to the Hycroft Mine by laboratory staff and stored on site. Access to the sample preparation and storage area is limited to geologic staff.

Mining and Proven & Probable Mineral Reserves

The December 31, 2012, Proven and Probable Mineral Reserves, which were reviewed by Scott E. Wilson of Metal Mining Consultants Inc. and Allied Nevada’s exploration group, have been reported at a gold equivalent cut-off grade of 0.005 opt for heap leach material, 0.010 opt for mill material, and are compliant with the United States Securities and Exchange Commission Industry Guide 7.

Proven & Probable Mineral Reserves—December 31, 2012

	Tons (000s)	Grades (opt)
		Au	Ag	AuEq
Proven Heap Leach	220,089	0.007	0.21	0.011
Probable Heap Leach	58,870	0.007	0.20	0.010

Total Proven & Probable Heap Leach	278,959	0.007	0.20	0.011

Proven Mill	679,120	0.012	0.56	0.022
Probable Mill	149,999	0.012	0.50	0.020

Total Proven & Probable Mill	829,119	0.012	0.55	0.022

TOTAL PROVEN & PROBABLE	1,108,078	0.011	0.46	0.019

Waste	1,271,760
Total Tons	2,379,838
Strip Ratio	1.15

Mineral Reserves at Hycroft are subdivided into Heap Leach or Mill material. These designations are based on the total gold and silver content. The heap leach and mill materials are further subdivided based on a cyanide soluble gold to total gold ratio. Oxide is defined as material having a >70% ratio, transitional ore is defined as material having a 30 to 70% ratio, and sulfide has a <30% ratio.

The December 31, 2012, mineral reserves have been estimated using breakeven cut-off grades consistent with gold and silver selling prices of $800 per ounce and $14 per ounce, respectively.

The $800 per ounce gold and $14 per ounce silver line (bold and highlighted) reflects our current reserve estimate. The $1,400 per ounce gold price line (highlighted) represents a potential reserve, recognizing a trailing 3-year average gold price of $1,488 per ounce.

Mining Operations

Hycroft expansion projects

We are undergoing expansion projects at the Hycroft Mine to implement oxide and sulfide mineralization processing capabilities which will provide staged production increases. Ongoing expansion projects at the Hycroft Mine include the following:

•	increasing the mining rate through larger capacity haul trucks, shovels, and production drills;

•	expanding leach pad operations through increased pad size, additional solution processing capacity, and the addition of a gyratory crusher to enhance the exposure of ore to the leach process;

•	constructing a mill to process transitional and sulfide mineralization; and

•	upgrading infrastructure items to handle the milling demands, including power transmission and distribution and the construction of a railroad spur and an employee housing project.

The mining industry as a whole has been largely impacted by the recent volatility in metal prices. We are currently undergoing a review of the mill’s construction timing and size. Our plans to complete and operate a 130,000 ton per day (“tpd”) mill by early 2015 are under review. Currently we believe there is value in phasing construction of the mill starting with a 75,000 tpd plant in 2015 and increasing to 130,000 tpd once the initial phase is operating according to plan. We expect that, once engineering is optimized, we will be able to show lower capital costs, initially processing only higher grade oxide and transition ore through the mill, leaching that ore on site and only producing sulfide concentrate as per demand. We are currently evaluating a number of options for onsite beneficiation of that concentrate. At this time, we do not have an updated timing, scope, or capital cost estimate for the staged mill scenario or revised long term projections and estimates of production and cost arising from the staged mill scenario. We expect the reserves will be unaffected and remain as stated in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement.

The capital cost estimate for the previously announced expansion project is expected to be $1.24 billion. As of March 31, 2013, we had spent or committed $723.5 million, which represents approximately 58% of the total capital estimate. Included in the $723.5 million spent or committed at March 31, 2013 were purchase obligations totaling $315.7 million, a portion of which are expected to be financed through capital leases. We estimated that 2013 capital expenditures at the Hycroft Mine for the expansion projects will total approximately $394.9 million; however, such amount may change if we determine our expansion project will include a stage with a smaller than originally planned mill, which, as discussed above, is currently being analyzed by us. The following sections provide additional detail on the Hycroft Mine expansion projects.

Increasing the Mining Rate

The mining equipment required for the expansion projects has been arriving at site since late 2010 and will continue to be delivered through 2014. The expansion requires us to increase the annual mining rate to 94 million tons by the end of 2013. As of April 2013, we had commissioned 31 320-ton Komatsu haul trucks, including nine received in 2013. Other major additions to mobile equipment in 2013 are the first two (of three) wire rope shovels. The first wire rope shovel is expected to be operational ahead of schedule in May 2013 and the second one is expected to become operational in the latter half of 2013.

Expanding Leach Pad Operations

To accommodate the increased mining rate our leach pad processing capabilities are being expanded. As of December 31, 2012, our leach pad capacity was 12.0 million square feet and we expect such capacity to increase during 2013 to 20.0 million square feet with the completion of the new North Leach Pad, which we expect to begin stacking ore on by the end of the second quarter of 2013. During the first quarter of 2013, we continued construction on the primary, secondary, and tertiary crushers and expect to commission the gyratory crusher in the middle of the third quarter of 2013. The new 21,500 gpm Merrill-Crowe processing facility remains on track to be commissioned in the third quarter of 2013, which would bring our total solution processing capacity to 33,000 gpm.

Mill Construction

The mill will be used to process the higher grade oxide and transitional ores and the sulfide ore. We currently expect the mill to have a design capacity allowing for the processing of 130,000 tons of ore per day through a crush-grind-float-leach flowsheet. In the first quarter of 2013, we continued excavation of the facility location, allowing us to begin construction of the building foundation in the second half of 2013; however, as discussed above, the timing and staging of the mill construction is currently undergoing a review. The Company has ordered long-lead time items critical to the construction schedule, which are currently expected to arrive as scheduled. To date, the major long-lead components that have been ordered include SAG mills and motors, ball mills and motors, a regrind mill, flotation cells, thickeners, and pumps.

Infrastructure Upgrades

Our expansion plans require that we upgrade the infrastructure at the Hycroft Mine, including the power transmission and distribution system, to handle demands of the mill and electric wire rope shovels and construction of a rail spur. Additionally, we are building a housing development in Winnemucca, Nevada for our current and future workforce, which we plan to rent and/or sell to our employees. We have completed the first six homes and one townhouse, of which we have executed sales contracts to sell four such homes to employees.

Metallurgy and Mineral Processing

Hycroft is currently operating as a heap leach mine processing run of mine ore. Heap leach ore will begin being crushed in the third quarter of 2013 through 2014, at which time the crusher will be transitioned to become the primary crusher for the mill. Starting in 2017, with the south crusher on-line, heap leach ore will be crushed to a P80 of 3/8”.

Allied Nevada, through its independent consulting metallurgical laboratories, has completed a significant amount of test work in support of the heap leach and mill operations. The test work includes:

•	Crushing and leaching of heap leach ore

•	Mill oxide leaching

•	Bench and pilot plant scale flotation

•	Comminution testing

•	Solid/liquid separation

•	Concentrate oxidation and leaching

In 2012, pilot plant scale flotation work was conducted to create concentrate for ongoing oxidation testing. Flotation testing through this pilot plant confirmed the results of previous test work. Comminution testing confirmed previous results of an average of 17.3 kWh/t, indicating moderately hard material. Overall project recoveries are shown in the table below.

Overall Recovery of Gold and Silver

	Gold			Silver
	Contained Oz	Recovered Oz	Recovery	Contained Oz	Recovered Oz	Recovery
Heap Leach—ROM	1,250,218	632,326	50.6%	45,565,059	5,617,789	12.3%
Heap Leach—Crushed	1,465,747	928,292	63.3%	49,395,342	10,428,665	21.1%
Mill	9,158,931	6,785,936	74.1%	414,598,350	338,455,179	81.6%

Totals/Wtd Avg Recovery	11,874,896	8,346,555	70.3%	509,558,752	354,501,633	69.6%

Mineral Processing

The Hycroft Milling Expansion Project is planned to treat higher grade ore for which gold and silver can be concentrated by flotation methods. The mill design contemplated in the Hycroft Mine Technical Report will have the capacity to operate at a rate of approximately 130,000 tpd using a crush-grind-float-leach process.

Ore will be transported from the mine in 320-ton haul trucks to the gyratory crusher’s dump pocket. Crushed ore (P80 of 8 inch) will be conveyed via fixed stacker to a stockpile.

The processing flowsheet for the milling expansion contemplated in the Hycroft Mine Technical Report is being designed to include:

•	Crushing;

•	Grinding;

•	Rougher and cleaner flotation including rougher concentrate regrind;

•	Concentrate leaching;

•	Tails leaching;

•	Pressure oxidation of the rougher concentrate;

•	Merrill-Crowe metal recovery; and

•	Refining.

The mine plan contemplated in the Hycroft Mine Technical Report indicates that transitional and sulfide materials may be campaigned separately through the processing plant, which will allow for an option to treat transition tailings. Sulfide and transitional material will be floated to make a cleaned concentrate containing approximately 40% sulfide sulfur, which will be leached (if transitional), filtered and the residue sold for the contained gold, silver and fuel values. The tails of the transitional material will be kept separate from those of the sulfide in the tails management facility (“TMF”). A standalone leach facility will be operated to treat the oxide and transitional tails, which will be fed directly from the mill or dredged from the tailings storage.

As contemplated in the Hycroft Mine Technical Report, the second cleaner transitional concentrate will be cyanide leached and sold to third parties for the recovery of the remaining gold and silver and for the fuel content from the pyrite. Scavenger tails will be leached in a dedicated facility. In 2019-2020, an autoclave pressure oxidation circuit is planned to be constructed for operation in 2021 that is expected to treat approximately one-third of the sulfide rougher concentrate. The autoclave is expected to treat rougher concentrate, scavenger tails or a combination depending on the prevailing concentrate market conditions. The autoclave discharge will be subjected to a hot alkaline soak (lime boil) and then leached.

Metallurgical testing indicates that leaching of the transitional rougher flotation tails will economically increase gold and silver recovery. The processing rate is assumed to average 34,000 tpd of tails in the first six years, then averaging 24,300 tpd thereafter. The tails leach plant will have the capacity to treat any partially oxidized sulfide ore from stockpile.

The metal values from both leach circuits will be recovered using Merrill-Crowe circuits. The Merrill-Crowe precipitates will be retorted to remove mercury, smelted in a furnace and recovered metal poured into doré.

Tailings Management Facilities

Two separate tailings management facilities have been designed to store the tailings slurry that will discharge from the mill. Tails from the first four years of mill operation will be sent to a combined heap leach and tailings storage facility. This combined heap leach facility (“HLF”) and tailings management facility has been designed to provide for safe and secure leaching and storage of approximately 155 M tons of leach ore over 4.5 years, and storage of approximately 185 M tons of tailings over 4 years. The heap leach ore will be placed into a very wide-crested “horseshoe”-shaped embankment with relatively shallow slopes to assist with its stability. Its construction will be sequenced to allow for HLF operation while simultaneously providing safe containment of the tailings behind the HLF embankment. The entire footprint of the HLF and TMF, and ancillary process-related facilities, is underlain by liner systems including soils and geosynthetics to meet regulatory requirements. An additional TMF will subsequently be constructed to the northeast of the minesite to store the tailings for the remaining 13 years of mill operation.

Infrastructure

The future infrastructure for the Hycroft milling project takes into account the existing infrastructure and the requirements of the project. Currently on site are administrative buildings, a truck shop, a Merrill-Crowe processing plant, a refinery and heap leach pads. These facilities, along with increased power distribution capacity, and the construction of a new leach pad and crushing system, are being upgraded as part of the first phase of the expansion. Major infrastructure categories to be constructed for the mill expansion include:

•	120 kV and 60 kV power transmission lines and substations;

•	Mine power distribution grid;

•	Assay laboratory;

•	Administration building;

•	Maintenance shop expansion;

•	Warehouse;

•	Water supply and sewage treatment;

•	Bulk fuel storage;

•	Communications;

•	Site roads;

•	Plant fire protection system; and

•	Rail siding.

Permitting continues to progress. Allied Nevada has acquired the necessary water rights and located the water in order to operate the milling and heap leach operations.

Compliance with U.S. SEC Industry Guide 7

The drill hole database and assaying quality for the Hycroft Mine and the geological interpretations, metallurgical assumptions, and spatial drilling densities within the Brimstone, Vortex, Cut-5, Boneyard, Bay, Central, and Camel Zones are sufficient to define and state Proven and Probable Mineral Reserves for Hycroft.

The Proven and Probable Mineral Reserves categories contained in this summary are compliant with the United States Securities and Exchange Commission Industry Guide 7.

Note to Canadian Readers Regarding Mineralized Material

Canadian investors are cautioned that estimates of mineralized materials may differ from mineral resource estimates prepared in accordance with the standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian NI 43-101. Canadian investors should review the mineral resource estimates prepared in accordance with NI 43-101. In particular, SEC Industry Guide 7 applies different standards in order to classify mineralization as a reserve. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve calculation is made. As such, certain information contained in the Hycroft Mine Technical Report concerning descriptions of mineralization and resources under Canadian standards is not comparable to similar information made public by United States companies subject to the reporting and disclosure requirements of the United States Securities and Exchange Commission.

PROSPECTUS

ALLIED NEVADA GOLD CORP.

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEBT SECURITIES

Allied Nevada Gold Corp. may offer to sell, from time to time in one or more offerings, common stock, preferred stock, warrants and debt securities. In addition, selling stockholders to be named in a prospectus supplement may offer our securities from time to time.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and all accompanying prospectus supplements, including any information incorporated by reference, carefully before you make your investment decision.

This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering.

Our common stock is traded on the NYSE MKT LLC and on the Toronto Stock Exchange under the symbol “ANV.” Our principal executive offices are located at 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, and our telephone number is (775) 358-4455.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in our securities.

If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and applicable fees, commissions or discounts.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2013.

-i-

About This Prospectus

Unless the context otherwise requires, references in this prospectus to “Allied Nevada,” “we,” “our,” “us” and similar terms refer to Allied Nevada Gold Corp. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to in this prospectus as the “SEC,” using a “shelf” registration process. Under this shelf registration process, (1) we may, from time to time, sell any combination of common stock, preferred stock, warrants or debt securities as described in this prospectus, in one or more offerings and (2) selling stockholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation By Reference”.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Allied Nevada and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the SEC’s Public Reference Room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Incorporation By Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which have been filed with the SEC:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 25, 2013 (including information specifically incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2013);

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on April 30, 2013;

3.	Our Current Reports on Form 8-K filed on January 18, 2013 (only with respect to Item 5.02 and Exhibits 10.1 and 99.1), February 7, 2013, March 28, 2013, March 29, 2013 and April 30, 2013 (only with respect to Item 8.01 and Exhibit 99.2); and

4.	The description of our common stock on Form 10 filed on January 12, 2007, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” or the Exchange Act) from the date of this prospectus until the sale of all securities registered hereunder shall be deemed to be incorporated by reference in this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may access a copy of any or all of these filings, free of charge, at our website, www.alliednevada.com, or by writing us at the following address or telephoning us at the number below:

Allied Nevada Gold Corp.

Attn: Investor Relations

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

(775) 358-4455

You may also direct your requests via e-mail to info@alliednevada.com.

Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Risk Factors

Please carefully consider the risk factors described in any prospectus supplements and in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making investment decisions, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this prospectus, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by us may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC, all as may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements, including but not limited to such things as:

•	our future business strategy, plans and goals;

•	future gold and silver prices;

•	our estimated future capital expenditures, construction, and other cash needs and expectations as to the funding or timing thereof;

•	our expansion expectations, including with respect to the Hycroft Mine and Hasbrouck/Three Hills properties;

•	our expectations regarding the growth of our business and our estimates of mineral reserves and mineralized material;

•	the economic potential of the sulfide mineralization and milling project at the Hycroft Mine;

•	the preliminary economic assessment at the Hasbrouck property;

•	the anticipated results of the exploration drilling programs at our properties;

•	our production estimates;

•	our expectations regarding gold and silver recovery;

•	our estimated future sales and cost of sales;

•	our anticipated cash flows, cash operating costs and adjusted cash costs[1] ; and

•	the availability, terms and costs related to future borrowing, debt repayment, and equity funding.

The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, “will”, “would”, “could”, “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions identify forward-looking statements. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefit of the “safe harbor” provisions of such laws. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. Important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, but are not limited to:

•	volatile market prices of gold and silver;

•	risks related to the heap leaching process at the Hycroft Mine, including but not limited to gold recovery rates, gold extraction rates, and the grades of ore placed on our leach pads;

[1]	The term “adjusted cash costs” is a non-GAAP financial measure calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the performance of our mining operations and ability to generate cash flows over multiple periods. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other mining companies. Accordingly, adjusted cash costs are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

•	uncertainties concerning estimates of mineral reserves and mineralized material, and grading;

•	our ability to achieve our estimated production rates and stay within our estimated operating costs;

•	uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

•	the commercial success of our exploration and development activities;

•	declines in our gold and silver production;

•	an increase in the cost or timing of new projects;

•	the inherently hazardous nature of mining activities, including operational, geotechnical and environmental risks;

•	potential challenges to title in our mineral properties;

•	cost of compliance with current and future government regulations, including those related to environmental protection, mining, health and safety, corporate governance and public disclosure;

•

potential operational and financial effects of current and proposed federal and state regulations related to environmental protection and mining, and the exposure to potential liability created by such regulations;

•	our inability to insure against all risks associated with our business;

•	changes in the cost or supply of energy or commodities used in our operations;

•	availability of equipment or supplies;

•	our ability to attract and retain personnel;

•	our reliance on third party contractors;

•

risks associated with the expansion of our operations, including those associated with our review of our Hycroft Mine expansion project and other risks relating to any future acquisitions or joint ventures;

•	potential conflicts of interests that may arise through some of our directors’ involvement with other natural resources companies;

•	uncertainties related to our ability to find and acquire new mineral properties;

•	our ability to manage our growth;

•	our current intention not to use forward-sale arrangements;

•	intense competition within the mining industry;

•	our ability to raise additional capital on favorable terms or at all; and

•	risks associated with our substantial level of indebtedness.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in our forward-looking statements, please see the risk factors discussed in “Risk Factors” in this prospectus, “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other filings with the SEC. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference. In addition, even if our results, performance or achievements are consistent with the forward looking statements contained in this prospectus, any prospectus supplement or the documents incorporated by reference herein those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this prospectus speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Cautionary Note to Canadian Investors Regarding Mineralized Material

We report reserve and mineralized material estimates in accordance with SEC Industry Guide 7. In accordance with SEC Industry Guide 7, resources have been reported as “mineralized material”. Canadian investors are cautioned that estimates of mineralized material may differ from mineral resource estimates prepared in accordance with the standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”). Canadian investors should review our mineral resource estimates prepared in accordance with NI 43-101.

The Company

We are a U.S.-based gold and silver producer focused on mining, development, and exploration of properties in the state of Nevada. We commenced operations on May 10, 2007. We were incorporated under the laws of the state of Delaware on September 14, 2006 and, until May 10, 2007, we were a wholly owned subsidiary of Vista Gold Corp., a corporation incorporated under the laws of the Yukon Territory, Canada.

Our operating mine, the Hycroft Mine, is an open-pit gold and silver heap leach operation located 54 miles west of Winnemucca, Nevada. In 2008, we restarted the mine operations at the Hycroft Mine, which had been placed on a care and maintenance program due to low gold prices since 1998. As of December 31, 2012, we had reported a proven and probable mineral reserve at the Hycroft Mine of 11.9 million ounces of gold and 509.6 million ounces of silver. In 2012, the Hycroft Mine produced 136,930 ounces of gold and 794,097 ounces of silver.

In addition to the Hycroft Mine, we have six properties which have reported other mineralized material and approximately 90 other early stage exploration properties. On an ongoing basis, we evaluate our exploration portfolio to determine ways to increase the value of these properties.

The Hycroft Mine, all of our mineral properties, and our corporate office are all located in the state of Nevada. Our corporate headquarters is located at 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, and our telephone number is (775) 358-4455. Our website is www.alliednevada.com. Information on our website is not incorporated into this prospectus or other securities filings and is not part of these filings.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pre-tax earnings and fixed charges less interest capitalized. “Fixed charges” consist of interest expensed, interest capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness.

	Fiscal Year Ended December 31,							Three Months Ended March 31,
	2008		2009		2010	2011	2012	2013
Ratio of Earnings to Fixed Charges	—	(1)	—	(2)	61.26	25.51	3.17	1.48

(1)

Pre-tax loss was $79.6 million and accordingly, the ratio of earnings to fixed charges was less than 1:1. We would have needed to generate earnings of $79.6 million to achieve a ratio of earnings to fixed charges of 1:1.

(2)

Pre-tax loss was $9.3 million and accordingly, the ratio of earnings to fixed charges was less than 1:1. We would have needed to generate earnings of $9.3 million to achieve a ratio of earnings to fixed charges of 1:1.

Use of Proceeds

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include providing working capital or funding capital expenditures. We will not receive proceeds from sales of our securities by selling stockholders except as may otherwise be stated in an applicable prospectus supplement.

Description of the Securities

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of April 29, 2013, there were approximately 89,889,138 shares of common stock issued and outstanding. We have no shares of preferred stock outstanding. Our common stock is traded on the NYSE MKT LLC and the Toronto Stock Exchange under the symbol “ANV”.

Common Stock

Our common stock is described in our registration statement on Form 10, which we filed with the SEC on January 12, 2007, including any amendments or reports filed for the purpose of updating such description, and which is incorporated by reference into this prospectus. We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement.

Preferred Stock

We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series;

•	preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the terms, if any, on which the series may be redeemed;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series;

•	the right, if any, of the holders of the series to convert it into another class of our stock or securities; and

•	any other material terms of the preferred stock.

Any or all of these rights may be greater than the rights of the holders of common stock.

Warrants

We may issue warrants for the purchase of our common stock, preferred stock or debt securities. Warrants may be issued independently or together with our common stock, preferred stock, or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities together with which the warrants are issued and the number of warrants issued with each security;

•	any date from which the warrants and any securities issued with them will be separately transferable;

•	the principal amount of or number of shares of stock that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	any minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material United States Federal or other income tax considerations;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Debt Securities

The debt securities covered by this prospectus will be our general obligations. Subject to compliance with our credit facilities and the indenture related to our outstanding notes, we will issue debt securities under a separate indenture to be entered into between us and a trustee that we will name in the prospectus supplement (the “indenture”).

We have summarized the provisions of the indenture and the debt securities below. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read “Incorporation by Reference.”

In this summary description of the debt securities, all references to “Allied Nevada,” “us,” we” or “our” mean Allied Nevada Gold Corp. only, unless we state otherwise or the context clearly indicates otherwise.

General

The debt securities may rank equally with, or senior or subordinate to, all our unsecured and unsubordinated debt. The indentures will not limit the amount of debt we may issue under the indenture, and, unless we inform you otherwise in the prospectus supplement, they will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

Unless we inform you otherwise in the prospectus supplement, the indenture and the debt securities will not contain:

•	any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction; or

•

provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether the debt securities are senior or subordinated to any other debt securities we may have issued;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the dates on which, the price at which and the conditions (if any) under which we will repurchase debt securities at the option of the holders or the holders of debt securities;

•	the denominations in which we may issue the debt securities;

•

whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

Subsidiary Guarantees

If specified in the prospectus supplement, our subsidiaries may guarantee our obligations relating to our debt securities issued under this prospectus.

The specific terms and provisions of each subsidiary guarantee, including any provisions relating to the subordination of any subsidiary guarantee, will be described in the applicable prospectus supplement. The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to seek to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

Consolidation, Merger and Sale of Assets

Unless we inform you otherwise in the prospectus supplement, the indenture generally will permit a consolidation or merger between us and another entity. They also will permit the sale by us of our assets substantially as an entirety. The indentures will provide, however, that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•

the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities;

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing; and

•	we deliver an officer’s certificate and opinion of counsel stating that such transaction complies with the indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or any premium on any debt securities of that series when due;

•	our failure to deposit any mandatory sinking fund payment for that series of debt securities when due for 30 days;

•

our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be immediately due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or of all senior debt securities or subordinated debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the indentures may give rise to cross defaults on our other indebtedness.

A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity reasonably satisfactory to it;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable trustee; and

•	exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

Each indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and Waiver

We may amend or supplement either indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	change the stated maturity of any debt security;

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture’s provisions for modification;

•	waive a continuing default or event of default regarding any payment on any debt security; or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for or add guarantees of any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

•

to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge and Defeasance

We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

•	all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we irrevocably deposit with the applicable trustee funds or government securities sufficient in the opinion of a nationally recognized firm of independent public accountants to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the applicable trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with.

In addition to our right of discharge described above, we may deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Trustee

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Selling Stockholders

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Experts

EKS&H LLLP, independent registered public accounting firm, has audited our consolidated financial statements, and the effectiveness of our internal control over financial reporting as of December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on EKS&H LLLP’s report, given on their authority as experts in accounting and auditing.

Our estimates of proven and probable reserves are prepared by and are the responsibility of our employees, and a majority of these estimates are reviewed and verified by independent experts in mining, geology and reserve determination.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

May 9, 2013